UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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WRIGHT EXPRESS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2009

Dear Fellow Stockholders,

You are invited to attend our 2009 annual meeting of stockholders. The meeting will be held on Friday, May 15, 2009, at 8:00 a.m., Eastern Time, at the Wright Express Long Creek campus in South Portland, Maine.

At the meeting we will:

•	elect three directors for three-year terms,

•	vote to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009, and

•	consider any other business properly coming before the meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by signing and dating the enclosed proxy card and returning it by mail in the enclosed envelope. If you decide to attend the annual meeting and vote in person, you may then revoke your proxy. If you hold your stock in “street name,” you should follow the instructions provided by your bank, broker or other nominee.

On behalf of the Board of Directors and the employees of Wright Express Corporation, we would like to express our appreciation for your continued interest in the Company.

Sincerely,

Michael E. Dubyak
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

April 9, 2009

The 2009 annual meeting of stockholders of Wright Express Corporation will be held on Friday, May 15, 2009, at 8:00 a.m., Eastern Time, at the Wright Express Corporation Long Creek Campus located at 225 Gorham Road, South Portland, Maine, 04106, to conduct the following items of business:

•	elect three directors for three-year terms,

•	vote to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009, and

•	consider any other business properly coming before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 15, 2009:

The proxy statement and annual report to stockholders are available at http://ir.wrightexpress.com.

Stockholders who owned shares of our common stock at the close of business on April 3, 2009 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. A complete list of registered stockholders will be available at least 10 days prior to the meeting at our offices located at 225 Gorham Road, South Portland, Maine, 04106.

By Order of the Board of Directors,

Hilary A. Rapkin
SENIOR VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY

i

This proxy statement describes the proposals on which you may vote as a stockholder of Wright Express Corporation. It contains important information to consider when voting.

The Company’s board of directors, or the Board, is sending these proxy materials to you in connection with the Board’s solicitation of proxies. Our annual report to stockholders and our proxy materials were first mailed on or about April 9, 2009.

Your vote is important. Please complete, execute and promptly mail your proxy card as soon as possible even if you plan to attend the annual meeting.

VOTING YOUR SHARES

Stockholders who owned the Company’s common stock at the close of business on April 3, 2009, the record date, may attend and vote at the annual meeting. Each share is entitled to one vote. There were 38,351,018 shares of common stock outstanding on the record date.

How do I vote?

•	You may vote by mail if you hold your shares in your own name.

You do this by completing and signing your proxy card and mailing it in the enclosed prepaid and addressed envelope.

•	You may vote in person at the meeting.

We will pass out ballots to any record holder who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting. Holding shares in “street name” means you hold them through a brokerage firm, bank or other nominee, and as a result, the shares are not held in your individual name but through someone else.

If you hold your shares in “street name,” you should follow the instructions provided by your bank, broker or other nominee, including any instructions provided regarding your ability to vote by telephone or through the Internet.

How do I vote my shares held in the Wright Express Corporation Employee Savings Plan?

If you participate in our Wright Express Corporation Employee Savings Plan, commonly referred to as the “401(k) Plan,” shares of our common stock equivalent to the value of the common stock interest credited to your account under the plan will be voted automatically by the trustee in accordance with your instruction, if it is received by May 12, 2009. Otherwise, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from all plan participants.

Please refer to the “Information about Voting Procedures” section.

PROPOSALS TO VOTE ON

ITEM 1.	ELECTION OF DIRECTORS

Our nominees for director this year are:

•	Jack VanWoerkom

•	George “Larry” McTavish

•	Regina O. Sommer

Each nominee is presently a director of the Company and has consented to serve a new three-year term.

We recommend a vote FOR these nominees.

ITEM 2.	RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009

The Audit Committee of the Board has selected Deloitte & Touche LLP, or D&T, as the independent registered public accounting firm for the Company’s fiscal year 2009. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Audit Committee has decided to request that the stockholders ratify the appointment. A representative of D&T will be present at the meeting to answer appropriate questions from stockholders and will have the opportunity to make a statement on behalf of the firm, if he or she so desires.

If this proposal is not approved by our stockholders at the 2009 annual meeting, the Audit Committee will reconsider its selection of D&T. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any point during the year if it determines that making a change would be in the best interests of the Company and our stockholders.

We recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

OTHER BUSINESS

We know of no other business to be considered at the meeting and the deadline for stockholders to submit proposals or nominations has passed. However, if:

•	other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and

•	you have properly submitted your proxy,

then Michael E. Dubyak or Melissa D. Smith will vote your shares on those matters according to his or her best judgment.

THE BOARD OF DIRECTORS

CHAIRMAN

Our Board is led by our Chairman, Mr. Dubyak. The Chairman leads all meetings of the Board at which he is present. The Chairman serves on committees as reasonably requested by the Board, sets meeting schedules and agendas and manages information flow to the Board to ensure appropriate understanding and discussion regarding matters of interest or concern to the Board. The Chairman also has such additional powers and performs such additional duties consistent with organizing and leading the actions of the Board as may be prescribed.

VICE CHAIRMAN AND LEAD DIRECTOR

In addition to our Chairman, the Board has appointed Dr. Moriarty as our Vice Chairman and Lead Director. Dr. Moriarty chairs any meeting of the non-management or independent directors in executive session and chairs any meetings at which the Chairman is not present. In addition, he facilitates communications between other members of the Board and the Chairman. The Lead Director is also authorized to call meetings of the independent directors and is available to consult with any of the Company’s senior executives regarding any concerns an executive may have. Dr. Moriarty also may aid in the preparation of the meeting agendas and is authorized as a representative of the independent directors for any meeting with stockholders.

MEMBERS OF THE BOARD OF DIRECTORS

Regina O. Sommer Age 51 Class I Director Since 2005 Term Expires 2009	From January 2002 until March 2005, Ms. Sommer served as Vice President and Chief Financial Officer of Netegrity, Inc., a leading provider of security software solutions, which was acquired by Computer Associates International, Inc. in November 2004. Since 2005, Ms. Sommer has been a financial and business consultant. From October 1999 to April 2001, Ms. Sommer was Vice President and Chief Financial Officer of Revenio, Inc., a privately-held customer relationship management software company. Ms. Sommer was Senior Vice President and Chief Financial Officer of Open Market, Inc., an Internet commerce and information publishing software firm, from 1997 to 1999 and Vice President and Chief Financial Officer from 1995 to 1997. From 1989 to 1994, Ms. Sommer was Vice President at The Olsten Corporation and Lifetime Corporation, providers of staffing and healthcare services. From 1980 to 1989, Ms. Sommer served in various positions from staff accountant to senior manager at PricewaterhouseCoopers, LLP. Ms. Sommer currently serves on the Board of SoundBite Communications, Inc., where she is the chair of the Audit Committee and a member of the Compensation Committee. SoundBite is a leading provider of automated voice messaging solutions that are delivered through a software as a service model. Ms. Sommer is also a member of the Board of ING Direct, the largest direct bank in the United States, where she serves as a member of the Audit, Risk Oversight & Investment and the Governance & Conduct Review Committees. In addition, she sits on the board of Insulet Corporation, a publicly held provider of an insulin infusion system for people with insulin-dependent diabetes. She also serves on Insulet’s Audit Committee and Nominating Committee.

Jack VanWoerkom Age 55 Class I Director Since 2005 Term Expires 2009	In June 2007, Mr. VanWoerkom joined The Home Depot, Inc., a home improvement retailer, as Executive Vice President, General Counsel and Corporate Secretary. Previously, Mr. VanWoerkom served as Executive Vice President, General Counsel and Secretary of Staples, Inc., an office supply retailer, from March 2003 to June 2007. Before that, Mr. VanWoerkom was Senior Vice President, General Counsel and Secretary of Staples from March 1999 to March 2003.

George L. McTavish Age 67 Class I Director Since 2007 Term Expires 2009	Since October 2004, he has served as the Chairman and CEO of Source Medical Corporation, an outpatient information solutions and services provider for ambulatory surgery centers and rehabilitation clinics. Before joining Source Medical, Mr. McTavish served as Chairman and CEO of BenView Capital, a private investment company from December 2001 until October 2004. Prior to BenView, Mr. McTavish was a full-time consultant for Welsh Carson Anderson & Stowe, an investment buy-out firm in New York City. From 1987 to 1997, Mr. McTavish was Chairman and CEO of Comdata, a provider of information services, financial services and software to the transportation industry. Following the acquisition of Comdata Corporation by Ceridian Corporation in 1995, he was also named as an EVP of Ceridian. He had joined Comdata after serving as chairman and CEO of Hogan Systems, a provider of enterprise software systems to the banking and financial services industries. Mr. McTavish is also a member of the board of directors of several private businesses.

Shikhar Ghosh Age 51 Class II Director Since 2005 Term Expires 2010	Since August 2008, Mr. Ghosh has been a Senior Lecturer in the Entrepreneurial Management Unit of Harvard Business School. From June 2006 until December 2007, Mr. Ghosh was the CEO of Risk Syndication for the Kessler Group, where he enabled bank clients and their endorsing partners to market credit card offers to previously unmailed segments. Mr. Ghosh is also currently the Chairman of three venture-backed companies, Rave Wireless, Inc., Skyhook Wireless and BzzAgent. Rave Wireless builds mobile applications for universities, Skyhook is developing a national positioning system based on WiFi technology and BzzAgent develops word-of-mouth marketing campaigns using the Internet. From June 1999 to June 2004, Mr. Ghosh was Chairman and Chief Executive Officer of Verilytics Technologies, LLC, an analytical software company focused on the financial services industry. In 1993, Mr. Ghosh founded Open Market, Inc., an Internet commerce and information publishing software firm. From 1988 to 1993, Mr. Ghosh was the chief executive officer of Appex Corp., a technology company that was sold to Electronic Data Systems Corporation in 1990. From 1980 until 1988, Mr. Ghosh served in various positions with The Boston Consulting Group, and was elected as a worldwide partner and a director of the firm in 1988.

Kirk P. Pond Age 64 Class II Director Since 2005 Term Expires 2010	From June 1996 until May 2005, Mr. Pond was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc., one of the largest independent semiconductor companies. He was the Chairman of the Board of Directors of that company from March 1997 until June 2006 and has since retired from its board. Prior to Fairchild Semiconductor’s separation from National Semiconductor, Mr. Pond had held several executive positions with National Semiconductor, including Executive Vice President and Chief Operating Officer and was in the office of the President. Mr. Pond had also held executive management positions with Fairchild Semiconductor Corporation, Texas Instruments and Timex Corporation. Mr. Pond is also a former director of the Federal Reserve Bank of Boston. Mr. Pond is a director of Brooks Automation, Inc., a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries.

Rowland T. Moriarty Age 62 Class III Director Since 2005 Term Expires 2011	Dr. Moriarty served as the non-executive Chairman of the Board of Directors of Wright Express Corporation from 2005 until May 2008 and has served as the Vice Chairman and Lead Director since May 2008. He has been Chairman and Chief Executive Officer of Cubex Corporation, a privately-held consulting company, since 1992. From 1981 to 1992, Dr. Moriarty was a professor of business administration at Harvard Business School. Dr. Moriarty also serves on the Boards of Directors of Staples, Inc., CRA International, Inc. and Virtusa Corporation.

Michael E. Dubyak Age 58 Class III Director Since 2005 Term Expires 2011	Mr. Dubyak has served as our President and Chief Executive Officer since August 1998 and was elected as Chairman of the Board of Directors in May 2008. From November 1997 to August 1998, Mr. Dubyak served as our Executive Vice President of U.S. Sales and Marketing. From January 1994 to November 1997, Mr. Dubyak served us in various senior positions in marketing, marketing services, sales, business development and customer service. From January 1986 to January 1994, he served as our Vice President of Marketing. Mr. Dubyak has more than 30 years of experience in the payment processing, information management services and vehicle fleet and fuel industries.

Ronald T. Maheu Age 66 Class III Director Since 2005 Term Expires 2011	Since January 2003, Mr. Maheu has served on the Board of Directors and serves on the Audit, Executive and Governance Committees of CRA International, Inc., an international consulting firm headquartered in Boston, Massachusetts. Mr. Maheu also serves on the Board of Directors and is on the Audit Committee of Virtusa Corporation. Mr. Maheu retired in July 2002 from PricewaterhouseCoopers. Mr. Maheu was a senior partner at PricewaterhouseCoopers LLP from 1998 to July 2002. Since 2002, Mr. Maheu has been a financial and business consultant. Mr. Maheu was a founding member of Coopers & Lybrand’s board of partners. Following the merger of Price Waterhouse and Coopers & Lybrand in 1998, Mr. Maheu served on both the U.S. and global boards of partners and principals of PricewaterhouseCoopers until June 2001.

NUMBER OF DIRECTORS AND TERMS

Our certificate of incorporation provides that our Board shall consist of such number of directors as is fixed by our By-Laws. Our By-Laws provide that, by resolution of the Board, we shall have eight directors. Our directors serve staggered terms as follows:

•	each director who is elected at an annual meeting of stockholders serves a three-year term and until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal,

•	the directors are divided into three classes,

•	the classes are as nearly equal in number as possible, and

•	the term of each class begins on a staggered schedule.

BOARD AND COMMITTEE MEETINGS

The Board held eight meetings in 2008 and each director attended at least 75 percent of all Board and applicable committee meetings. Our non-management directors meet in executive session at each regularly scheduled in-person Board meeting and we have at least one meeting per year of our independent directors. Our Vice Chairman and Lead Director of the Board leads the executive sessions of non-management directors. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. All directors who were serving at that time attended our 2008 annual meeting of stockholders.

Our Board has created the following committees:

NAME OF COMMITTEE		NUMBER OF
AND MEMBERS	COMMITTEES OF THE BOARD OF DIRECTORS	MEETINGS IN 2008

Audit
Ronald T. Maheu (Chair) Regina O. Sommer George L. McTavish	The Audit Committee must be comprised of at least three directors appointed by a majority of the Board. The Audit Committee oversees our accounting and financial reporting processes, as well as the audits of our financial statements and internal control over financial reporting. All members of the Audit Committee are independent under the rules of the New York Stock Exchange, or the NYSE, and the applicable rules of the Securities and Exchange Commission, or the SEC. In addition, each member of the Audit Committee is required to have the ability to read and understand fundamental financial statements. Unless determined otherwise by the Board, the Audit Committee shall have at least one member who qualifies as an “audit committee financial expert” as defined by the rules of the SEC. Our Board has determined that Mr. Maheu qualifies as an “audit committee financial expert.”	11
Compensation
Kirk P. Pond (Chair) Shikhar Ghosh Regina O. Sommer	The Compensation Committee must be comprised of at least two directors appointed by a majority of the Board. The Compensation Committee oversees the administration of our equity incentive plans and certain of our benefit plans, reviews and administers all compensation arrangements for executive officers and our Board and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. All members of the Compensation Committee are independent under the rules of the NYSE.	7
Corporate Governance
Jack VanWoerkom (Chair) Shikhar Ghosh Rowland T. Moriarty Kirk P. Pond	The Corporate Governance Committee is comprised of that number of directors as our Board shall determine. Currently, there are four directors serving on the committee. The Corporate Governance Committee’s responsibilities include identifying and recommending to the board appropriate director nominee candidates and providing oversight with respect to corporate governance matters. All members of the Corporate Governance Committee are independent under the rules of the NYSE.	4

CORPORATE GOVERNANCE INFORMATION

You will find the following documents under the corporate governance tab of the investor relations page of our website at www.wrightexpress.com: our Corporate Governance Guidelines; Code of Business Conduct and Ethics for Directors; Employee Code of Business Conduct and Ethics; Code of Conduct for Senior Financial Officers and the charters for the Audit Committee, Compensation Committee and Corporate Governance Committee. You also may obtain a paper copy of these documents, without charge, by contacting our investor relations department:

Investor Relations
Wright Express Corporation
97 Darling Avenue
South Portland, ME 04106
Telephone: (866) 230-1633
Email: investors@wrightexpress.com

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee (the members of which are listed in the table in the “Board and Committee Meetings” section) is or was one of our or our subsidiaries’ former officers or employees. During 2008, there were no Compensation Committee interlocks as required to be disclosed under SEC rules.

DIRECTOR COMPENSATION

In 2006, the compensation committee requested that Mercer (US) Inc. review our director compensation plan and provide the committee with recommendations on any changes to meet the following objectives of the compensation plan:

•	Attract and retain directors

•	Reward our directors for the investment of time they make to support our growing company

•	Align director compensation with stockholder interests

The committee reviewed Mercer’s analysis and approved the new Wright Express Corporation Non-Employee Director Compensation Plan which replaced the previous plan adopted when the Company went public. The director plan was effective as of January 1, 2007.

The plan splits the director retainer between cash and equity as shown below to meet our objectives of attracting and retaining directors while aligning director compensation with stockholder interests.

Compensation(1)

Annual non-executive chairman cash retainer	$127,500
Annual non-executive chairman equity retainer (2)	$127,500
Annual lead director cash retainer	$52,700
Annual lead director equity retainer (2)	$102,300
Annual director cash retainer	$35,000
Annual director equity retainer (2)	$70,000
Board and committee attendance fee	$2,000
M&A Committee cash retainer	$16,000
Audit Committee chair cash retainer	$25,000
Compensation Committee chair cash retainer	$12,000
Corporate Governance Committee chair cash retainer	$12,000
M&A Committee chair cash retainer	$15,000
New director equity grant (2)	$50,000

(1)	Members of our Board who are also our employees do not receive compensation for serving as a director (other than travel-related expenses for meetings held outside of our headquarters).

(2)	Equity retainers are granted at the time of the Annual Stockholders’ Meeting. The number of restricted stock units granted is determined by dividing the amount shown above by the then current stock price. Such restricted stock units, or RSUs, vest ratably over a three year period.

The total direct compensation of our outside directors at the time the 2007 plan was adopted represented the 75th percentile of our peer group which the Compensation Committee believes is the appropriate target given the experience our outside directors bring to Wright Express.

In recognition of the challenging economic conditions the Company is facing, the Compensation Committee recommended, and the Board approved, a five percent reduction in all cash compensation paid to members of the Board effective in March 2009. The Board agreed to reevaluate this reduction from time-to-time in light of changes in overall business conditions.

Non-Employee Directors Deferred Compensation Plan

Under our Non-Employee Directors Deferred Compensation Plan (DDCP), our non-employee directors are eligible to receive their cash retainers and equity retainers in the form of deferred stock units, or DSUs. The DSUs issued pursuant to the DDCP are issued under the 2005 Equity and Incentive Plan. On the 200th day after the Director leaves the Board, a one-time distribution equivalent to the units deferred is payable to the Director in shares.

Actual director compensation earned or paid in 2008 is shown below.

Director Compensation

	Fees Earned or	Stock
	Paid in Cash	Awards (1) (2)	Total
Name	($)	($)	($)

Shikhar Ghosh	89	108,886	108,975
Ronald Maheu	96,000	37,975	133,975
George McTavish	108	134,892	135,000
Rowland Moriarty	123,700	66,110	189,810
Kirk Pond	83,000	37,975	120,975
Regina Sommer	85,000	37,975	122,975
Jack VanWoerkom	69,000	37,975	106,975

(1)	This column reflects 2008 retainer fees paid in deferred stock units to Mr. Ghosh and Mr. McTavish. To determine the number of deferred stock units a director receives, the total amount of cash earned is divided by the closing price of Wright Express stock on the date of the award. All amounts deferred result in deferred stock units equal in value to the closing price of Wright Express common stock on each of the pricing dates, which are as follows: $33.20 on May 2, 2008; $27.26 on August 1, 2008; $13.69 on October 31, 2008; and $13.51 on February 13, 2009. The February 13, 2009 award was for fees earned in the fourth quarter of 2008. Also included in this column is the total fair value of stock awards recognized by the Company as an expense in 2008 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). The awards for which expense is shown in this table include RSUs that were granted on May 18, 2007, and May 16, 2008. For the Board of Directors, the Compensation Committee had decided to use the closing price of our common stock as reported by the New York Stock Exchange on the day that the award is granted as the fair market value of the common stock.

The following table indicates the full grant date fair value of stock awards made during 2008 to certain directors. A portion of the fair value of the awards was recognized as expense during 2008:

Grant Date Fair Values

	May 2nd	August 1st	October 31st	February 13th	May 16th
	DSUs	DSUs	DSUs	DSUs	RSUs
Name	($)	($)	($)	($)	($)

Shikhar Ghosh	22,709	14,720	16,743	16,739	69,597
Ronald Maheu	—	—	—	—	69,597
George McTavish	22,045	18,700	18,742	20,738	69,597
Rowland Moriarty	—	—	—	—	112,170
Kirk Pond	—	—	—	—	69,597
Regina Sommer	—	—	—	—	69,597
Jack VanWoerkom	—	—	—	—	69,597

(2)	The aggregate number of deferred stock units outstanding for each director as of December 31, 2008, is as follows: Mr. Ghosh — 12,977; Mr. Maheu — 9,023; Mr. McTavish — 7,274; Dr. Moriarty — 11,999; Mr. Pond — 6,498; Ms. Sommer — 6,564; and Mr. VanWoerkom — 6,606.

The aggregate number of RSUs outstanding for each director as of December 31, 2008, inclusive of the RSUs granted May 16, 2008, and exclusive of the RSUs which vested on May 18, 2008, is as follows: Mr. Ghosh — 3,655; Mr. Maheu — 3,655; Mr. McTavish — 4,680; Dr. Moriarty — 6,192; Mr. Pond — 3,655; Ms. Sommer — 3,655; and Mr. VanWoerkom — 3,655.

NON-EMPLOYEE DIRECTOR OWNERSHIP GUIDELINES

On September 7, 2006, the Committee established and approved equity ownership guidelines for all non-employee directors. “Equity” for the purpose of these guidelines is defined to include shares of the Company’s common stock, vested restricted stock units and deferred stock units. Under the guidelines of the equity ownership program, all directors are expected to own equity equal in value to at least three times each director’s annual director cash retainer. The Compensation Committee assesses progress against the guidelines each year on July 31. Directors have three years from July 31, 2007, or, if later, three years following their appointment to the Board, to achieve this level of ownership. All of our non-executive directors exceed the holdings in the guidelines.

PRINCIPAL STOCKHOLDERS

This table shows common stock that is beneficially owned by our directors, our chief executive officer, our chief financial officer and our next three most highly compensated executive officers as of December 31, 2008, whom we refer to as our “named executive officers,” and all persons known to us to own 5 percent or more of the outstanding Company common stock, as of March 9, 2009.

AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

			Total	Percent of
	Common Stock	Right To	Securities	Outstanding
Name and Address(1)	Owned(2)	Acquire(3)	Owned(4)	Shares

Principal Stockholders:
Wells Fargo & Company(5)	3,367,128	—	3,367,128	8.8%
420 Montgomery Street San Francisco, CA 94163
TimesSquare Capital Management, LLC(6)	2,934,461	—	2,934,461	7.7%
1177 Avenue of the Americas — 39th Floor New York, NY 10036
MSD Capital, L.P.(7)	2,661,055	—	2,661,055	6.9%
645 Fifth Avenue, 21st Floor New York, NY 10022
Keeley Asset Management Corp.(8)	2,619,155	—	2,619,155	6.8%
401 South LaSalle Street Chicago, IL 60605
Barclays Global Investors, NA(9)	2,338,622	—	2,338,622	6.1%
400 Howard Street San Francisco, CA 94105
Neuberger Berman Inc. (10)	2,045,077	—	2,045,077	5.3%
605 Third Avenue New York, NY 10158
Executive Officers and Directors:
Michael E. Dubyak	129,572	40,961	170,533	*
Melissa D. Smith	43,938	5,176	49,114	*
David D. Maxsimic	24,048	19,959	44,007	*
Hilary Rapkin	14,781	3,645	18,426	*
Robert Cornett	16,594	15,110	31,704	*
Shikhar Ghosh	—	—	—	*
Ronald T. Maheu	717	—	717	*
George L. McTavish	4,000	—	4,000	*
Rowland T. Moriarty (11)	96,806	—	96,806	*
Kirk P. Pond (12)	19,917	—	19,917	*
Regina O. Sommer	5,017	—	5,017	*
Jack VanWoerkom	1,717	—	1,717	*
Directors and Executive Officers as a Group (15 Persons) (13)	362,564	90,627	453,191	1.2%

*	Less than 1 percent

(1)	Unless otherwise noted, the business address for the individual is in care of Wright Express Corporation, 97 Darling Avenue, South Portland, ME 04106.

(2)	Unless otherwise noted, includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his or her spouse. Excludes shares that may be acquired through stock option exercises or that are restricted stock unit holdings. This column does not include the following number of shares which will be acquired by our non-employee directors 200 days after their retirement from our Board: 12,977 shares by Mr. Ghosh; 9,023 shares by Mr. Maheu; 7,274 shares by Mr. McTavish; 11,999 shares by Dr. Moriarty; 6,498 shares by Mr. Pond; 6,564 shares by Ms. Sommer and 6,606 shares by Mr. VanWoerkom. All shares identified in this column are held through brokerage accounts and are believed to be pledged as security.

(3)	Includes shares that can be acquired through stock option exercises or the vesting of restricted stock units through May 9, 2009. Excludes shares that may not be acquired until on or after May 9, 2009.

(4)	Includes common stock and shares that can be acquired through stock option exercises or the vesting of restricted stock units through May 9, 2009.

(5)	This information was reported on a Schedule 13G filed by Wells Fargo & Company (“Wells Fargo”) and Wells Capital Management Incorporated (“Wells Capital”) with the SEC on February 2, 2009. The Schedule 13G indicates that Wells Fargo has sole voting power over 2,513,386 shares, including 777,674 shares over which Wells Capital has sole voting power. In addition, Wells Fargo has shared voting power over 11,800 shares. Wells Fargo has sole power to dispose 3,239,430 shares, including 2,676,295 shares over which Wells Capital has sole dispositive power. Wells Fargo also has shared dispositive power over 117,190 shares. The percentage reported is based on the assumption that Wells Fargo, including beneficial ownership of its subsidiary, Wells Capital, has beneficial ownership of 3,367,128 shares of common stock on March 9, 2009.

(6)	This information was reported on a Schedule 13G/A filed by TimesSquare Capital Management, LLC (“TimesSquare”) with the SEC on February 9, 2009. The Schedule 13G/A indicates that TimesSquare has sole voting power over 2,652,961 shares and sole power to dispose of 2,934,461 shares. The percentage reported is based on the assumption that TimesSquare holds 2,934,461 shares of common stock on March 9, 2009.

(7)	This information was reported on a Schedule 13G/A filed by MSD Capital, L.P. and MSD SBI, L.P. with the SEC on February 17, 2009. The Schedule 13G/A indicates that each has shared voting power over 2,661,055 shares and shared dispositive power over 2,661,055 shares. The percentage reported is based on the assumption that each has beneficial ownership of 2,661,055 shares of common stock on March 9, 2009.

(8)	This information was reported on a Schedule 13G/A filed by Keeley Asset Management Corp. (“Keeley”) with the SEC on February 13, 2009. The Schedule 13G/A indicates that Keeley has sole voting power over 2,470,535 shares and sole power to dispose of 2,619,155 shares. The percentage reported is based on the assumption that Keeley holds 2,619,155 shares of common stock on March 9, 2009.

(9)	This information was reported on a Schedule 13G filed by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG with the SEC on February 5, 2009. The Schedule 13G indicates that each has sole voting power over 1,780,376 shares and sole power to dispose of 2,338,622 shares. The percentage reported is based on the assumption that each has beneficial ownership of 2,338,622 shares of common stock on March 9, 2009.

(10)	This information was reported on a Schedule 13G/A filed by Neuberger Berman Inc. and Neuberger Berman, LLC with the SEC on February 13, 2009. The Schedule 13G/A indicates that each has sole voting power over 1,625,664 shares and shared dispositive power over 2,045,077 shares. The percentage reported is based on the assumption that each has beneficial ownership of 2,045,077 shares of common stock on March 9, 2009.

(11)	Includes 25,500 shares held indirectly through Rubex, LLC. Dr. Moriarty is the Chief Investment Officer and Managing Member of Rubex, LLC and disclaims beneficial ownership of those shares except to the extent of his interest in them.

(12)	Includes 2,500 shares held indirectly through the Pond Family Foundation; 700 shares held indirectly through the Loretta A. Pond Trust; and 3,000 shares held by Mr. Pond’s spouse. Mr. Pond disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.

(13)	In addition to the officers and directors named in this table, three other executive officers are members of this group.

DIRECTOR INDEPENDENCE

We have considered the independence of each member of the Board. To assist us in our determination, we reviewed NYSE requirements and our general guidelines for independence, which are part of our corporate governance guidelines.

To be considered independent: (1) a director must be independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) in the Board’s judgment, the director must not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

The Board has established guidelines to assist it in determining whether a director has a material relationship with the Company. Under these guidelines, a director will not be considered to have a material relationship with the Company if (1) he or she is independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) he or she: (i) serves as an executive officer of another company which is indebted to the Company, or to which the Company is indebted, provided that the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer; (ii) serves as an officer, director or trustee of a tax exempt organization, provided that the Company’s discretionary contributions to such organization are less than the greater of $1 million or 2 percent of that organization’s consolidated gross revenues; or (iii) serves as a director of another company with which the Company engages in a business transaction or transactions, provided that the director owns less than 5 percent of the equity interests of such other company and recuses himself or herself from deliberations of the Board with respect to such transactions. In addition, ownership of a significant amount of the Company’s stock, by itself, does not constitute a material relationship. For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists shall be made by the other members of the Board of Directors who are independent as defined above.

Based on our guidelines and NYSE corporate governance standards, we have determined that the following directors are independent: Shikhar Ghosh, Ronald T. Maheu, George L. McTavish, Rowland T. Moriarty, Kirk P. Pond, Regina O. Sommer and Jack VanWoerkom.

When considering the independence of the directors listed above, the Board was aware that Mr. VanWoerkom was an executive officer of a company that does business with us in the ordinary course and that such relationship is deemed immaterial under the NYSE bright-line independence tests and our categorical standards. The amounts involved were substantially less than 1 percent of either party’s consolidated gross revenues for 2008.

DIRECTOR NOMINATIONS

The Corporate Governance Committee is composed entirely of independent directors as determined by the Board in accordance with its independence guidelines and the listing standards of the NYSE. Among the committee’s responsibilities is recommending candidates for nomination to the Board. In that capacity, the Corporate Governance Committee, with Mr. VanWoerkom abstaining, recommended Ms. Sommer and Messrs. VanWoerkom and McTavish for election by our stockholders. Ms. Sommer and Mr. VanWoerkom have served as members of our Board since February 2005. Mr. McTavish has served as a member of our Board since 2007.

The Corporate Governance Committee will consider candidates nominated by stockholders for next year’s meeting in the same manner as candidates nominated by the Corporate Governance Committee. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then that nominee’s name will be included in the proxy card for the next annual meeting. Our stockholders also have the right under our By-Laws to directly nominate director candidates and should follow the procedures outlined in the answer to the question section entitled “How do I submit a stockholder proposal, including suggesting a candidate for nomination as a director to the Corporate Governance Committee, for next year’s annual meeting?”

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received not earlier than January 15, 2010 nor later than February 14, 2010. However, in the event that the annual meeting is called for a date that is not within twenty-five days before or after May 15, 2010, notice by the stockholder must be received no earlier than 120 days prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the date of the annual meeting is mailed or publicly disclosed.

Stockholder nominations must be addressed to:

Wright Express Corporation
Attention: Corporate Secretary
97 Darling Avenue
South Portland, ME 04106

Director Qualifications

The qualifications for directors are described in our Corporate Governance Guidelines and the guidelines for evaluating director nominees are in the Corporate Governance Committee’s charter, each of which is available on our website. In addition, the Corporate Governance Committee believes that a nominee for the position of director must meet the following specific, minimum qualifications:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•	Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company.

•	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.

•	Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•	Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.

•	Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board should be considered.

Application of Criteria to Existing Directors

The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria listed above. In addition, the Corporate Governance Committee considers the existing directors’ performance on the Board and any committee, which shall include consideration of the extent to which the directors undertook continuing director education.

The backgrounds and qualifications of the directors considered as a group are to provide a significant breadth of experience, knowledge and abilities in order to assist the Board in fulfilling its responsibilities.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board believes that the Chief Executive Officer and his designees speak for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies who are involved with the Company. It is, however, expected that Board members would do so with the knowledge of and, absent unusual circumstances or as contemplated by the committee charters, only at the request of the Company’s senior executives.

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Chairman of the Board shall, subject to advice and assistance from the General Counsel, (1) be primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

If you wish to communicate with the Board or the non-management members of the Board, you may send your communication in writing to:

Non-Management Director Communication
Wright Express Corporation
Attention: Corporate Secretary
97 Darling Avenue
South Portland, ME 04106

You should include your name and address in the written communication and indicate whether you are a stockholder.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

AUDIT COMMITTEE REPORT

The board of directors appointed us as an audit committee to monitor the integrity of Wright Express’ consolidated financial statements, its system of internal controls and the independence and performance of its internal auditor and independent registered public accounting firm. As an audit committee, we select the independent registered public accounting firm.

We are governed by a written charter adopted by the Audit Committee, which is available through the Investor Relations page of our website at www.wrightexpress.com.

Our committee consisted of three non-employee directors at the time that the actions of the committee described in this report were undertaken. Each member of the audit committee is “independent” within the meaning of the New York Stock Exchange rules and the Securities Exchange Act of 1934. Wright Express’ management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Wright Express’ independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by Wright Express’ management and independent registered public accounting firm.

In fulfilling our oversight responsibilities, we discussed with representatives of Deloitte & Touche LLP, the independent registered public accounting firm for fiscal year 2008, the overall scope and plans for their audit of the consolidated financial statements for fiscal year 2008. We met with them, with and without Wright Express management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting and the overall quality of Wright Express’ financial reporting. We reviewed and discussed the audited consolidated financial statements for fiscal year 2008 with management and the independent registered public accounting firm.

We also reviewed the report of management contained in the annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC, as well as the Report of Independent Registered Public Accounting Firm included in the annual report on Form 10-K related to Deloitte’s audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2009.

We discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS 114, as adopted by the Public Company Accounting Oversight Board, including a discussion of Wright Express’ accounting principles, the application of those principles, and the other matters required to be discussed with audit committees under generally accepted auditing standards.

In addition, we received from the independent registered public accounting firm the letter and the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board, and discussed the disclosures with them, as well as other matters relevant to their independence from management and Wright Express. In evaluating the independence of our independent registered public accountant, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.

Based on our review and these meetings, discussions and reports, we recommended to the board of directors that the audited consolidated financial statements for fiscal year 2008 be included in the annual report on Form 10-K.

THE AUDIT COMMITTEE

Ronald T. Maheu, Chair
Regina O. Sommer
George L. McTavish

AUDITOR SELECTION AND FEES

Auditor Selection

The Audit Committee has selected D&T as the Company’s independent registered public accountant for the 2009 fiscal year. D&T has served as the Company’s independent registered public accountants since our initial public offering.

Audit Fees

The following is a description of the fees billed to the Corporation by D&T for the years ended December 31, 2007 and 2008:

	December 31,
	2007	2008

Audit Fees(1)	$1,326,828	$1,186,101
Audit-Related Fees(2)	91,790	143,837
Tax Fees	—	—
All Other Fees	—	—

Total	$1,418,618	$1,329,938

(1)	These are the aggregate fees for professional services by D&T in connection with their audits of the annual financial statements, included in the annual report on Form 10-K, reviews of the financial statements included in quarterly reports on Forms 10-Q and audits of our internal control over financial reporting.

(2)	These are the aggregate fees for professional services by D&T in connection with the audit of the Wright Express Employee Savings Plan and their assistance in providing accounting services on completed and potential acquisitions.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services performed by D&T. According to the policy, the Audit Committee shall pre-approve all audit services to be provided to the Company, whether provided by the principal independent registered public accountant or other firms, and all other permitted services (review, attest and non-audit) to be provided to the Company by the independent registered public accountant; provided, however, that de minimis permitted non-audit services may instead be approved in accordance with applicable SEC rules. The independent registered public accountant is not authorized to provide any prohibited non-audit services (as defined in Rule 2-01(c)(4) of Regulation S-X). The Chairman of the Audit Committee has the authority to pre-approve any permitted services on behalf of the Audit Committee and shall notify the full committee of such approval at its next meeting.

Since our initial public offering on February 16, 2005, the Audit Committee has pre-approved all of the services performed by D&T.

EXECUTIVE OFFICERS

Non-Director Members of the Executive Management Team

Melissa D. Smith Age 40 Chief Financial Officer and Executive Vice President, Finance and Operations	Melissa D. Smith has served as our Chief Financial Officer and Executive Vice President, Finance and Operations since November 2007. Before that, she was our Senior Vice President, Finance and Chief Financial Officer from September 2001 until November 2007. From April 1999 to August 2001, Ms. Smith served as our Vice President and Controller. From May 1997 to August 2001, Ms. Smith served us in various financial positions. From August 1991 to April 1997, Ms. Smith held various positions as a senior auditor and manager in the Portland, Maine office of Ernst & Young LLP, which was acquired by Baker, Newman & Noyes LLC, a Portland accounting firm. Ms. Smith has over fifteen years of experience in finance, auditing and accounting positions. Ms. Smith is also the chairperson of the Board of Directors of Wright Express Financial Services Corporation.

David D. Maxsimic Age 49 Executive Vice President, Sales and Marketing	David D. Maxsimic has served as our Executive Vice President, Sales and Marketing since November 2007. Before that, he was our Senior Vice President, Sales and Marketing from January 2003 until November 2007. From July 2000 to December 2002, Mr. Maxsimic served as our Senior Vice President of Sales. From September 1999 to June 2000, Mr. Maxsimic served as our Vice President and General Manager for the Wright Express Direct Card. From November 1997 to August 1999, Mr. Maxsimic served as a Vice President of Sales. From November 1987 to November 1997, Mr. Maxsimic was a senior sales executive for several major fleet service companies, including U.S. Fleet Leasing, GE Capital Fleet Services and PHH Fleet America. Mr. Maxsimic has 20 years of experience in sales, marketing and managing customer relationships, in addition to managing and executing sales of complex financial services.

Robert C. Cornett Age 56 Senior Vice President, Human Resources	Robert C. Cornett has served as our Senior Vice President, Human Resources since February 2005. Prior to that, Mr. Cornett served as our Vice President, Human Resources and Chief People Officer from April 2002 until February 2005. From September 1976 to March 2002, Mr. Cornett held senior human resources positions at UnumProvident Corporation, Mage Centers for Management Development and served as the Director of the Learning Resource Center at Brown University. Mr. Cornett has over 25 years of experience as a human resources professional and has extensive experience developing and instituting creative human resource practices, including providing human resources leadership on mergers and acquisitions, international expansion, employee benefits, training, performance management and leadership development.

George Hogan Age 48 Senior Vice President and Chief Information Officer	George Hogan has been our Senior Vice President and Chief Information Officer since November 2007. Mr. Hogan joined Wright Express in January 2007 as Vice President of Enterprise Architecture. He previously was Vice President, Commercial, Loyalty and Back Office Application Development at Visa USA/Inovant, the credit card company, from August 2000 to January 2007. From 1992 to 2000, Mr. Hogan was with UnumProvident Corporation, first as Director, Networks and Open Systems, and then as Vice President, Internet, Intranet & Extranet Application Development. Mr. Hogan also worked at Unum from 1983 to 1987 as a Systems Programmer. From 1987 to 1990 Mr. Hogan was a Systems Engineer at Security Life of Denver in Denver, CO.

Jamie Morin Age 44 Senior Vice President, Client Service Operations	Jamie Morin has served as our Senior Vice President, Client Service Operations since January 2007. From August 2005 to December 2006, Ms. Morin served as our Vice President of Business Initiatives Management at Wright Express. From May 2002 to August 2005, Ms. Morin served as our Vice President of e.BEST Operations. From May 1999 to May 2002, she served as our Vice President of Service Delivery and from November 1998 to May 1999 she served as our Vice President of Customer Service. From December 1997 to November 1998 Ms. Morin served as our Customer Service Manager. From May 1986 to December 1997, she held various management positions in sales, marketing and customer service at Portland Glass Company in Westbrook, Maine and Saint Joseph’s College in Standish, Maine. Ms. Morin has more than 20 years of experience in managing service, sales and marketing and leading complex business initiatives.

Hilary A. Rapkin Age 42 Senior Vice President, General Counsel and Corporate Secretary	Hilary A. Rapkin has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2005. Prior to that, Ms. Rapkin served as our Vice President and General Counsel from April 1998 until her appointment to her current position. From January 1996 to March 1998, Ms. Rapkin served as our Business Counsel. From August 1993 to December 1995, Ms. Rapkin was associated with Bennet & Associates, a law firm in Portland, Maine. Ms. Rapkin has over 15 years of experience providing advice regarding commercial law matters. Ms. Rapkin is a member of the American Bar Association, the Maine State Bar Association, the Association of Corporate Counsel, the Society of Corporate Secretaries and Governance Professionals and the New England Legal Foundation.

Richard K. Stecklair Age 60 Senior Vice President, Corporate Payment Solutions	Richard K. Stecklair has served as our Senior Vice President, Corporate Payment Solutions since December 2007 and was appointed as an executive officer by our Board of Directors on March 5, 2009. In that role, Mr. Stecklair has responsibility for the acquisition and retention of the Company’s largest customers and partner relationships. Before that, he was our Vice President, Corporate Fleet Sales from December 2006 until December 2007. From January 2003 until December 2006, Mr. Stecklair served as our Vice President and General Manager, Wright Express Direct Sales.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, describes our compensation objectives and programs for our executive officers. The CD&A also describes the specific decisions, and the process supporting those decisions, which were made with respect to 2008 for the executive officers named in the Summary Compensation Table.

The following discussion includes statements regarding performance targets in the limited context of our compensation programs. These targets should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

Compensation Philosophy

Our compensation programs are designed and administered to balance the achievement of short-term operational results and long-term growth goals with the ultimate objective of increasing long-term stockholder value. We do this by structuring our compensation programs to:

•	Attract and retain high-performing talent

•	Drive outstanding operational and financial performance

•	Align executive and stockholder interests for profitable long-term growth

We are a leading provider of fleet and corporate charge cards, providing payment processing and information management services to the United States commercial and government vehicle fleet industry. We compete for both clients and employees with significantly larger companies. Our primary differentiator in this competitive market is our client-centered partnering approach. Our clients count on this when they outsource their branded business to us. The experience and performance of our associates, including the members of our executive team, are critical to sustaining this level of differentiation. Our Chairman, President and Chief Executive Officer (CEO) has been with the Company for over 20 years and has been instrumental in guiding this approach and in our resulting growth. The other members of our executive team bring significant industry and Company experience which is critical to our continued success. Accordingly, in addition to being designed to support our goals of achieving strong year-over-year and long-term growth and stockholder value, our compensation programs reflect the competitive environment in which we operate and our focus on continued differentiation in the marketplace through continuity of leadership and culture.

Compensation Objectives

We recognize the role total compensation plays in achieving our objectives of attracting, retaining and motivating our high-performing associates, including our executives, to achieve these results. The chart below identifies the compensation elements and method of delivery used to support each of our compensation objectives listed above.

Primary Objective
Element of				Pay for	Align/Drive
Compensation	Reward Period	Attract	Retain	Performance	Growth	Method of Delivery

Base Salary	Ongoing	☑	☑			- Cash
Short Term Cash Incentive	Annual	☑	☑	☑	☑	- Cash
Long Term Equity Incentive	Vesting period is generally three to four years	☑	☑	☑	☑	- Restricted Stock Units - Performance Based Restricted Stock Units
- Non Qualified Stock Options
Benefits & Perquisites	Ongoing	☑	☑			- Health & Welfare Benefits
- Deferred Compensation Program
- Automobile
- Financial Planning
- 401(k)

We believe the compensation of our executives should and does reflect the success of our Company. In setting compensation levels for each executive, we evaluate total direct compensation (base salary plus short-term incentive at target plus long-term equity incentive at target) against multiple factors including:

•	Company success in achieving predetermined revenue, adjusted net income and other operational and strategic goals

•	Individual performance during the period in achieving operational goals including goals in the areas of talent management and succession planning

•	Market and peer group comparison data

•	The value of the unique skills and experience the executive brings to our Company and the importance of their continued leadership in the Company

Annually, we reevaluate each compensation element with a focus on total direct compensation. We also evaluate equity ownership levels for each executive. The purpose of this review is to appropriately reward and motivate our executive team to increase stockholder value with a focus on providing compensation above target levels when Company performance is above target and compensation below target levels when we do not achieve our performance goals. In evaluating the components of compensation and the metrics used to determine individual and Company performance, the committee considers whether these factors drive an appropriate level of risk taking. The committee will continually promote creating ownership for executives and aligning the interests of management with the interests of stockholders, which include avoiding excessive risk taking. The committee believes that the mix and design of the elements of compensation do not incent management to assume excessive risks.

Annual Process of the Compensation Committee

The compensation committee is responsible for review and oversight of executive compensation. This includes approval of corporate goals and objectives used in the compensation programs for executives as well as setting executive compensation and approving annual incentive plan payouts and long-term incentive stock grants. The committee meets at least once each quarter. In addition to the three independent directors who serve on the compensation committee, typical attendance at these meetings includes the Senior Vice President, Human Resources, the Director of Compensation and Benefits and the Associate General Counsel and Assistant Corporate Secretary. Mr. Dubyak, our Chairman, President and CEO, generally joins two meetings each year to discuss the mid-year and end-of-year appraisal of his performance with the committee. Otherwise, he generally does not attend committee meetings.

In the first quarter of each fiscal year, the committee reviews the Board’s assessment of the CEO’s performance with him and the Company results for the prior year. In addition, the committee approves the following as explained in the Annual Review of Executive Compensation section:

•	Changes to executive base salaries and incentive targets for the current year

•	Short-term incentive program, or STIP, payout, if any, for the previous fiscal year

•	STIP design and targets for the current fiscal year

•	Vesting of performance-based stock units granted under the long-term incentive program, or LTIP, if any, for the previous year

•	LTIP targets and grants for the current year

Agenda items for the second quarter vary each year but this meeting generally focuses on plan benchmarking and assessing how effectively our executive compensation programs are meeting their objectives.

The compensation committee generally conducts its annual review of executive compensation in the third quarter of each year. The data reviewed includes target ranges for:

•	Base salary

•	Total cash (base salary plus short-term incentive target)

•	Total direct compensation (total cash plus long-term equity incentive target)

•	Executive employment agreement provisions

•	Equity ownership guidelines

In the final quarter of each fiscal year, management presents the committee with recommended executive compensation changes for each element of compensation. This includes:

•	Any recommended changes to executive officer base salaries and incentive targets

•	Recommended target equity grant levels for each executive officer

•	Proposed design and targets for the STIP and LTIP for the next fiscal year

•	A total direct compensation and wealth accumulation review for each member of the executive team which shows proposed total direct compensation in the context of historical compensation and current accumulated wealth

Role of the Compensation Consultant

In 2008, the committee utilized Mercer, reporting directly to the committee, to provide advice regarding the Company’s executive compensation practices. The primary services provided by Mercer were an evaluation of executive officers’ base salaries, short-term incentive targets and long-term incentive targets relative to identified peers and the broader market and a recommendation of compensation ranges for each executive officer. Mercer has also provided advice on the design of the Company’s short-term and long-term incentive plans and evaluated the impact of the Company’s equity programs on the total pool of shares available for grant. During 2008, Mercer also provided services to the Company’s management in the areas of health and welfare benefits, 401(k) and risk management. The table below shows the total amount Mercer received directly or indirectly as a result of its relationship with the Company.

Mercer Group	Services Provided	2008 Payments

Mercer Human Capital Business	Executive compensation consulting services provided to the compensation committee	$46,973
Mercer Health & Welfare Business	Health and welfare benefits consulting	115,404
Mercer Retirement Risk and Finance	401(k) consulting	15,000
Marsh, sister company of Mercer	Risk management brokerage	110,428

Total		$287,805

Mercer’s existing relationships with Wright Express were discussed by the committee during the compensation consultant selection process. The committee selected Mercer over other compensation consultants reviewed due to its breadth and depth of experience and its familiarity with our business model and Company goals.

The committee has taken the following steps to ensure that Mercer’s advice to the committee remains objective and is not influenced by the Company’s management. While the Company’s management team provides certain pieces of information to Mercer that it uses for its analysis, Mercer’s compensation consulting group operates with a direct reporting relationship to the committee. At least annually, the committee consults directly with Mercer without members of management present to evaluate the level to which Mercer is operating without management influence as its compensation consultant. Decisions regarding the amount and form of executive and director compensation are made by the committee alone. These decisions reflect considerations beyond the information and advice provided by Mercer.

Role of the Executive Officers

In approving 2008 compensation levels, the committee reviewed competitive market data, Company performance and Mr. Dubyak’s recommendations regarding total direct compensation for those executives reporting directly to him. Mr. Dubyak provided the committee with an assessment of each executive officer’s performance to support his recommendations. These assessments included the results of specific operational and strategic goals identified in our STIP as well as progress in the area of succession planning. Mr. Dubyak discussed any retention concerns at that time as well. The committee took into account individual job performance, incumbent experience, retention needs, and an executive’s ability to impact future results for the Company. Mr. Dubyak does not provide recommendations for his own compensation. With the exception of Mr. Cornett, the Senior Vice President, Human Resources, who presents Mr. Dubyak’s recommendations to the committee, the other executives were not involved in the process of recommending specific executive compensation levels. Ms. Smith, in her role as CFO and Executive Vice President, Finance and Operations, recommends performance goals for the upcoming fiscal year.

Peer Group

Mercer used the following compensation peer group in identifying the recommended compensation ranges for Wright Express executives in 2008. The peer group used by the Company is established based on input from management and a review by the committee. It is reviewed each year and modified as needed to reflect our growth and to account for changes due to market consolidations among peers.

The following companies were selected as our compensation peer group based on their comparability to Wright Express in terms of industry, annual revenue and/or market capitalization. The committee believes that understanding compensation practices for these companies is important in determining the appropriate compensation level for each of our executives. The committee considers these factors because we compete with these companies for executive talent.

	Financial Analysis of Comparator Group(1)
	FY End					Total
	Market Cap	Revenues		Net Income	Total Assets	Shareholder
Company	($MMs)	($MMs)	Basic EPS	($MMs)	($MMs)	Return (1 Yr)

Advanta Corp.	$1,214	$505	$1.75	$85	$2,413	(71)%
CheckFree Corporation(2)	$4,529	$879	$1.41	$127	$1,758	N/A %
eFunds Corporation(3)	$1,288	$552	N/A	$55	$825	N/A %
Euronet Worldwide, Inc.	$1,107	$629	$1.18	$46	$1,108	1%
Global Payments, Inc.	$3,708	$908	$1.78	$126	$1,019	1%
Heartland Payment Systems, Inc.	$1,050	$1,097	$0.95	$29	$252	(4)%
MoneyGram International Inc.	$2,636	$1,160	$(12.94)	$124	$9,276	(51)%
Total System Services, Inc.	$5,197	$1,787	$1.21	$249	$1,634	19%
Veriphone Holdings Inc.	$1,987	$581	$(0.41)	$60	$453	(34)%

(1)	The information provided reflects the most current fiscal-year-end financial information available at the time Mercer prepared the analysis, being August 2007.

(2)	No total shareholder return was calculated for CheckFree Corporation as it was acquired in 2007.

(3)	No basic EPS or total shareholder return was calculated for eFunds as it was acquired in 2007.

Removal from the peer group of eFunds and CheckFree did not affect the recommendations of levels of compensation provided to the named executive officers.

Annual Review of Executive Compensation

Each year, at the request of the committee, Mercer provides recommended ranges of compensation for base salary, total cash and total direct compensation for each executive. This is done after Mercer identifies any recommended changes to the peer group and provides analysis of our performance versus the peer group for the previous year. Mercer collects comparable position survey data on each executive from two sources:

•	Market survey data at the 50th percentile for companies of comparable revenue

•	Proxy data at the 40th percentile for the companies in our peer group

This data is blended equally for each executive to produce the target ranges which we believe represents a “competitive” compensation range. We believe market survey data at the 50th percentile for companies of comparable revenues is the appropriate target in order to meet our objectives of attracting and retaining talent. Given the average revenue and market capitalization of our identified peer group, we believe the 40th percentile of the companies in our peer group is more appropriate than the 50th percentile in targeting compensation that will both attract and retain the members of our executive team. Mercer used the following surveys in establishing the 50th percentile market survey data for companies of our size for 2008 compensation:

•	Mercer US Americas Executive Remuneration Database

•	Watson Wyatt ECS Top Management Compensation Survey

•	Mercer Long Term Incentive Survey

Data from companies in our revenue category who participated in these surveys was aggregated and incorporated into the target compensation ranges provided to the committee by Mercer. The committee did not receive data for any individual company in these surveys. Mercer provides the committee and the human resources department with the current placement of each executive within the target range. Management uses the Mercer data to provide the committee with recommended base salary changes, short-term incentive targets and long-term equity targets for each of the executive officers. In addition, management provides the following information to the committee:

Pay for Performance

•	Company performance against strategic and operational goals for the previous fiscal year

•	Proposed performance goals for the short-term and long-term incentive programs for the upcoming fiscal year

•	Summary of Board feedback and results of Mr. Dubyak’s performance against goals for the fiscal year

•	Summary from Mr. Dubyak on each executive’s performance

Retention/Leadership Continuity

•	An assessment of the executive’s value to the organization including the impact to the organization if the executive left the Company

Total compensation tally sheets for each executive officer are reviewed by the committee each year. The purpose of this review is to assess whether the overall compensation package is consistent with individual and Company performance. Annual review of the tally sheets also provides the committee with a view of the impact of historical changes to compensation over time and an opportunity to assess effectiveness in attracting and retaining our executives and driving high performance.

Compensation levels for 2008 were based on the committee’s review of tally sheets in September 2007. These tally sheets provided the target value of all components of the executive officers’ proposed 2008 compensation as well as the value of outstanding equity awards, deferred compensation, benefits, perquisites and exit pay in the event of various termination scenarios, including a change of control. The committee considers total cash and equity compensation when setting the compensation of executive officers. The committee looks at the total impact of all year over year changes in executive compensation to decide whether changes are necessary and appropriate. In reviewing total cash and equity compensation, the committee considers the retention value of the long-term equity currently held by the executive and the impact that retirement or voluntary termination would have on the executive. Based on this review, the committee can decide to adjust one or more elements of an executive’s total compensation. The committee aims to provide competitive total direct compensation and assesses an executive’s total compensation package when looking at the executive’s competitive standing relative to the market.

Additionally, the committee seeks to provide a competitive compensation mix, with discretion depending on factors deemed relevant to the committee, such as individual performance, internal equity, historical pay practices, and current ownership level. Certain compensation decisions may specifically affect other elements of compensation. For example, because potential bonus payouts and deferred compensation allocations are based on the executive’s base salary, increases in base salary also increase the amount of potential bonus payouts and deferred compensation contributions for which executives are eligible.

For 2008, as in previous years, management modeled wealth accumulation for the committee using multiple share price scenarios. These scenarios were modeled in September 2007 for use in determining 2008 compensation. With the level of market volatility experienced at the end of 2008 and continuing into 2009, these models will be reevaluated as the committee conducts its annual review of executive compensation.

2008 Executive Compensation Overview

Base Salary.  Base salary is provided at a competitive level in order to attract and retain key talent and is reviewed annually. For 2008, the committee established salary targets generally at a blended rate equally weighting the 40th percentile of our peer group and the 50th percentile of Mercer survey data for companies of our revenue size. These target amounts were then adjusted based on individual performance, experience, and the criticality of the individual to overall business strategy. Annual adjustments to base salary are made based on a review of both the individual performance assessed by the CEO and reported to the committee by management and the location of the executive officer’s current base salary in the target range provided by Mercer.

As a result of this analysis, all executive officers received a merit-based salary increase between 3 and 4 percent in March 2008 other than Ms. Smith and Mr. Maxsimic. The base salaries for Ms. Smith and Mr. Maxsimic were previously increased in November of 2007 when each was promoted to Executive Vice President and neither received any additional increases to base salary in 2008. In March, the committee also approved a recommendation from management to increase Ms. Rapkin’s base salary by an additional 5.6 percent beyond her approved merit-based increase. Mr. Dubyak also received an 11.4 percent increase to his compensation upon his appointment as Chairman of the Board of Directors in May.

Looking forward to 2009, given current economic conditions, management has postponed merit increases to base salary for all employees, including the named executive officers. The committee will monitor Company performance during the year and may or may not reconsider merit increases later in the year.

Annual Incentive Compensation.  The short term incentive compensation program (STIP) is an annual bonus opportunity for associates at all levels of the organization other than those on commission and departmental incentive plans. The actual payouts of the STIP are contingent upon committee-approved financial performance goals. For the executive officers, a performance-based bonus focuses management on our short-term (one fiscal year) financial results in specific targeted areas approved by the committee at the beginning of each year. The STIP also aids in attracting and retaining high-performing associates, at all levels, to drive the achievement of annual operational goals. These goals and milestones, when consistently achieved, support our long-term goal of growth in stockholder value.

At the target level of performance, STIP payouts represent the 50th percentile of a market composite which is created by averaging the 40th percentile of our peers and the 50th percentile of market survey data for companies of our revenue size. At the maximum level of performance, which would represent performance that significantly exceeded target goals, STIP payouts would be at or above the 75th percentile of this market composite. If we fail to meet the threshold level goals as defined by the committee, the executive officers receive no payout under STIP. In establishing our targets for STIP we utilize the following principles generally based on historical achievement:

		Payout as a
	Estimated	Percentage of
Performance Level	Achievability	Target STIP

Threshold	90%	50%
Target	75%	100%
Maximum	25%	200%

Management proposes performance level goals based on estimated achievability and current factors supporting or inhibiting achievement. Financial measures are predominantly used in establishing annual STIP goals. The goals for 2008 were approved by the committee in March 2008 and progress toward these goals was reported by the CEO to the Board of Directors throughout the year. STIP performance objectives and final payout factors used for each of the executive officers are shown below:

						2008
			Target			Earned
			Performance			Payout
Company Goals	Weight	Threshold	Goal	Maximum	Actual Result(1)	Factor(2)

Adjusted Net Income(3)	60%	$80,506,000	$89,451,000	$100,185,000	Below Threshold	—%
PPG Adjusted Revenue(4)	20%	$348,359,000	$387,066,000	$406,419,000	Threshold	N/A(5)
2008 Strategic Growth Revenue Achievement	10%	$16,000,000	$18,600,000	$20,000,000	Below Threshold	N/A(5)
Execution of key 2008 deliverables to drive strategic revenue(6)	10%	Average score of 2 across all focus areas	Average score of 3 across all focus areas	Average score of 4 across all focus areas	Target	N/A(5)
Executive STIP payout as a percentage of target based on 2008 performance						—%

(1)	Result as determined under the 2008 Wright Express Corporation Short-Term Incentive Program.

(2)	Payout factor represents payout level based on 50 percent payout for threshold performance, 100 percent payout for target performance and 200 percent payout for maximum performance including interpolation between these levels of performance based on the actual result.

(3)	Adjusted net income, or ANI, is defined as net income adjusted for fair value changes of derivative instruments, the amortization of acquired intangible assets and software development impairment charges. These adjustments are reflected net of the tax impact.

(4)	PPG adjusted revenue is revenue adjusted for the price per gallon of fuel.

(5)	Earned Payout Factor was not calculated for STIP as the entire payment of STIP is conditional upon meeting ANI goals which were not met in 2008.

(6)	Focus areas for executives were rated according to a scale of 1 to 5, with 5 exceeding most milestones, 4 meets all and/or exceeds most milestones, 3 meets most and/or exceeds some milestones, 2 meets most milestones, and 1 does not meet most milestones.

We have used adjusted net income and PPG adjusted revenue as performance measures in STIP each year. They represent key areas of focus for continued growth and stockholder return. We chose strategic growth revenue achievement as a STIP measure in 2008 to incent participants for achievement of revenue in emerging areas of our business, which while relatively small when compared to our corporate revenue goal, are important to the future growth of our Company. Execution of key 2008 deliverables to drive strategic revenue was included in the STIP in 2008 to drive new processes which were instituted in late 2007 to improve our long term ability to execute key client and technical implementations.

Under the terms of the 2008 STIP, each eligible participant, including each of the executive officers, could receive from 0 percent to a maximum of 200 percent of their target STIP award if specified levels of performance were achieved by December 31 of the plan year. At the end of the annual performance period, the committee evaluates potential adjustments to performance as provided in the STIP and has discretion to include all or part of an item of loss or expense or to exclude all or part of an item of gain or income that the committee believes was not attributable to or does not accurately reflect the continuing performance of the Company.

The bonus targets for the named executives employed on December 31, 2008, ranged from 45 percent to 100 percent of base salary and were not increased over the 2007 targets. Our executives’ STIP targets are set based primarily on information provided by Mercer. Their current STIP percentages represent what we believe are appropriate targets based on their experience, performance and role in the Company. Mr. Dubyak’s STIP target of 100 percent is larger than those of our other executives due primarily to two factors:

•	Consistency with the target range provided by Mercer for the role of Chairman, President and CEO

•	Our emphasis on providing additional compensation opportunities, as needed and when appropriate, through performance based methods as opposed to base salary increases

In 2008, the Company was required to achieve threshold results for adjusted net income in order for any portion of the STIP to be paid to any employees, including the executive officers. Because we did not achieve threshold adjusted net income, the committee did not make STIP awards to any of the named executive officers as shown below:

		Percentage	Percentage	Percentage
		of Base	of Base	of Base	Actual Percentage	Actual
	Eligible	Salary at	Salary at	Salary at	of Eligible Earnings	STIP
Named Executive Officer	Earnings(1)	Threshold	Target	Maximum	Paid	Award

Michael E. Dubyak	$492,082	50.0%	100.0%	200.0%	—%	$—
Melissa D. Smith	$320,000	30.0%	60.0%	120.0%	—%	$—
David D. Maxsimic	$265,385	27.5%	55.0%	110.0%	—%	$—
Hilary A. Rapkin	$226,923	22.5%	45.0%	90.0%	—%	$—
Robert C. Cornett	$199,369	22.5%	45.0%	90.0%	—%	$—

(1)	STIP Eligible Earnings include total gross pay for the applicable plan year excluding salary or wages classified by the Company as disability pay, commission/incentive pay and bonuses.

As part of the 2008 STIP, Mr. Maxsimic had an additional sales incentive opportunity which provided the potential to earn from $0 to $200,000 for the achievement of PPG adjusted revenue above the corporate target. The objective of Mr. Maxsimic’s sales incentive opportunity is to incent him to increase PPG adjusted revenue beyond the Company’s annual target and as a motivating factor for rewarding Mr. Maxsimic given his responsibility for driving our revenue growth. If results exceeded a specified maximum identified in this special incentive, Mr. Dubyak could have recommended a higher payout for approval by the committee. This additional award was only to be paid if revenue achieved was above the corporate target. In 2008, PPG adjusted revenue was below the corporate target; as a result, Mr. Maxsimic did not receive any payout under this additional incentive opportunity.

2008 Special Bonus.  As with many other companies in 2008, our net income was impacted by the deteriorating economy. In December, the Committee recommended that management investigate the impact of granting a special bonus for all eligible employees including executive officers. The purpose of this bonus was to reward employees at all levels for significant efforts in 2008 and to retain employees at the management level and above. For non-management employees, a cash bonus was approved in December of 2008. For management employees and above, including executive officers, an option award was granted in February 2009. The options vest equally over two years. The number of shares available to purchase pursuant to the option was based on the approved dollar amount to be awarded, divided by the value of one option, which we determined to be the Black-Scholes value on the grant date. The exercise price of these stock options was based on fair market value on the date of grant, which the committee determined to be the closing price on the date of grant.

The following was awarded to each named executive officer with a strike price of $13.51 per share:

	Special Bonus	Options
	Grant Value	Granted
Named Executive Officer	($)	(#)

Michael E. Dubyak	218,900	39,800
Melissa D. Smith	81,598	14,836
David D. Maxsimic	70,098	12,745
Hilary A. Rapkin	44,000	8,000
Robert C. Cornett	38,396	6,981

Long Term Incentive Compensation.  The Company provides long-term equity-based incentives through the Wright Express Corporation Long Term Incentive Program, or LTIP, to retain our executives and reward them for performance aligned with stockholder interests.

Grants under the LTIP have generally been provided as a mix of performance-based restricted stock units, or PSUs, which vest based on the achievement of metrics and restricted stock units, or RSUs, which vest based on the passage of time. The metric used to determine the vesting of PSUs has generally been the achievement of adjusted net income and PPG revenue targets set by the committee. The time-based RSUs generally vest over a four year period of employment. RSUs facilitate retention by providing guaranteed value and alignment with shareholders through stock ownership as the RSUs vest. At the higher levels in the Company, the percentage of an executive’s overall compensation is weighted more heavily toward equity than cash as compared to non-executive employees.

The LTIP is implemented under our 2005 Equity and Incentive Plan which allows us to grant employees and directors stock options, stock awards (including restricted stock), stock appreciation rights, performance-contingent awards and other awards. Eligible participants include executive officers and other selected employees in the Company. Each of the executive officers received a grant in 2008 through the LTIP.

The committee grants stock awards at fair market value and uses a grant price that represents the closing price of Wright Express Corporation stock on the last day the stock is traded prior to the grant award date when granting RSUs and PSUs exclusively and the closing price on the grant award date when granting stock options or RSUs and stock options together. In determining the size of equity grants to executive officers, the committee considers similar awards to individuals holding comparable positions in our identified peer group. The committee also reviews potential equity ownership as a percentage of shares outstanding for each executive versus comparable positions within the peer group. Management does not grant awards without committee approval.

2008 Annual Grant.  In March 2008, executive LTIP award targets for the annual grant were set at a blended rate equally weighting the 50th percentile of market survey data and the 40th percentile of our peer group for each executive and their resulting grants, approved by the committee, fell within a range of fifteen percent of this blended rate. Mr. Dubyak’s equity grant value is larger than the other named executive officers due to the scope of his role as Chairman, President and CEO and our intent to provide more of Mr. Dubyak’s total direct compensation in the form of performance-based compensation. The committee considered the following additional criteria in approving 2008 executive grants:

•	Individual executive performance and experience in the role

•	Projected total direct compensation relative to target ranges provided by Mercer

•	The criticality of the specific executive in the achievement of our long-term goals

•	The potential value of equity ownership using multiple share value appreciation scenarios

For the 2008 annual LTIP grant, Mr. Dubyak, Ms. Smith, and Mr. Maxsimic were allocated 100 percent of the target grant value in PSUs. This was done in order to align their equity compensation with the interests of our stockholders and because of their ability to drive corporate results. Ms. Rapkin and Mr. Cornett were allocated 70 percent of their target grant value in PSUs and 30 percent was allocated in RSUs. Prior to 2008, all of the executive officers besides Mr. Dubyak, whose annual grant was also at 100 percent PSUs since 2007, were allocated equal weighting between PSUs (50 percent) and RSUs (50 percent). The committee approved the change in order to strengthen the link between pay and Company performance and to align the executives with the interests of stockholders.

For 2008, the performance metric identified for the annual grant of PSUs was 2008 adjusted net income as defined in the STIP. Adjusted net income was chosen over other metrics as the performance metric for the annual grant for PSUs because we believe that this is a focus of our stockholders. It has historically served as the most appropriate reward metric for our associates whether their focus is primarily to increase revenue or the achievement of key operational goals. Both of these drive adjusted net income. To the extent that the final adjusted net income performance result differed from the target objective, the value of the PSU portion of the grant could have ranged from 0 percent to 200 percent of the target amount determined at the time of the grant. The chart below shows the 2008 performance goals:

		Adjusted	Percentage
		Net Income	of PSUs
		Performance	Converted to
Performance Level		Goal	RSUs

Miss	Less than	$80,506,000	—%
Threshold		$80,506,000	50%
Target		$89,451,000	100%
Maximum		$100,185,000	200%
Above Maximum	More than	$100,185,000	200%

In 2008, grants under the 2008 Annual Grant to the named executive officers at target totaled 74,759 units, including 3,834 units granted as RSUs and not subject to adjustment. The amount granted to named executive officers represented approximately 48 percent of the total amount granted to all associates. At the end of 2008, adjusted net income performance was below threshold, which is the minimum performance necessary for any PSU to convert to an RSU. The individual grants for each of the named executive officers are shown in the Grants of Plan Based Awards table. The chart below summarizes the difference between the initial grant at target and the actual number of units converted for vesting for each of the named executive officers.

				Value			Fair Value
			Total	of	PSUs	Total	of Grant
	RSUs at	PSUs at	Units at	Grant at	Converted	Units	at Grant
Name Executive Officer	Target	Target	Target	Target(1)	to RSUs	After Conversion	Price(2)

Michael E. Dubyak	—	38,338	38,338	$1,199,979	—	—	$—
Melissa D. Smith	—	11,821	11,821	$369,997	—	—	$—
David D. Maxsimic	—	11,821	11,821	$369,997	—	—	$—
Hilary A. Rapkin	2,013	4,696	6,709	$209,992	—	2,013	$63,007
Robert C. Cornett	1,821	4,249	6,070	$189,991	—	1,821	$56,997

(1)	Calculated by multiplying the market value of the Company’s common stock on the prior trading day before grant date ($31.30) by the total number of units at target.

(2)	Calculated by multiplying the market value of the Company’s common stock on the prior trading day before grant date ($31.30) by the total number of units after conversion.

2007 Long Term Growth Grant.  On September 7, 2007, the committee granted a special performance-based equity grant. The grant was requested by management and was targeted to support the Company’s strategic plan and aggressive long-term growth goals beyond our historical growth rates. As of December 31, 2008, we estimate the probability for achieving the required targets is below the threshold required for expensing the grant in our financial statements and reflect no expense for this grant. When and if it is determined that the achievement of the performance conditions of the grant is probable, we will incur an expense representing the value of the award from the date of grant. The long term growth grant is a performance-based grant, entirely PSU based, with an award to each executive officer as well as additional employees identified by management as critical to the achievement of our strategic initiatives. The approved grant is an aggregate of 112,821 PSUs at target and provides for full vesting on March 30, 2011 based on the achievement of aggressive 2010 revenue and adjusted net income margin goals. At target, the total number of units that could be potentially awarded are as follows: Mr. Dubyak, 21,156; Ms. Smith, 7,757; Mr. Maxsimic, 9,167; Ms. Rapkin, 4,231; and, Mr. Cornett, 4,231.

International Incentive Grant.  In November 2008, Ms. Rapkin was granted 3,477 PSUs at target performance under the International Incentive Grant for her significant contributions to our acquisition of New Zealand-based Financial Automation Limited. The award vests at a rate of 50 percent on the first anniversary of the grant date, and 50 percent on the second anniversary of the grant date, assuming the achievement of certain performance metrics. The first half of the award vests based on the achievement of execution of new international business opportunities and their impact on the Company’s adjusted net income in the performance period. The second half of the award will vest based on achievement of specific goals related to our international operations which will be set by December 31, 2009.

Tax Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code generally places a limit of $1 million on the amount of compensation that Wright Express may deduct in any one year with respect to its CEO and the three other officers (other than the Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the most highly paid executive officers, other than our CFO. Wright Express receives no federal income tax deduction for any compensation that is (a) over $1 million and (b) is not performance-based as defined under Section 162(m). The STIP and the PSU component of our LTIP are both intended to provide fully tax-deductible compensation. The time-based RSU component of our LTIP is not considered performance-based under Section 162(m). The committee has the authority to adjust payments under the STIP and LTIP up or down at its discretion with the exception of any adjustments which may increase or accelerate payment to any participant who is impacted by Section 162(m). We review the impact of Section 162(m) annually. The results of this analysis are considered in the committee’s decisions each year regarding executive compensation. The committee may approve compensation that is not considered performance-based under Section 162(m) when it believes that such compensation is appropriate and consistent with our goal of building long-term stockholder value.

In September 2008, the committee requested that Mr. Dubyak defer receipt of a portion of his October 2005 special equity grant which vested in October 2008. This request from the committee was made to address potential tax liability under Section 162(m) unanticipated at the time the units were granted shortly after our initial public offering. The primary reason for the potential liabilities was that the value of our stock had increased more than 40 percent from $21.36 per share at the time these units were granted to over $30 per share at the time the committee analyzed the impact of Section 162(m). Mr. Dubyak voluntarily deferred receipt of 21,886 shares of common stock of his October 2005 special equity grant to January 16, 2009. The deferral was executed in compliance with Internal Revenue Code Section 409A. The vested units were delivered on January 16, 2009.

Executive Officer Equity Ownership Guidelines.  We believe executive ownership of Company securities demonstrates a commitment to continued success and aligns the efforts of our executives with stockholders. The committee established equity ownership guidelines for all executive officers in October of 2005. “Equity,” for the purposes of executive officer ownership guidelines, includes shares of our common stock and ownership interests in the Wright Express Common Stock Fund held in the Company’s 401(k) Plan. It does not include any RSUs or PSUs prior to their vesting and conversion to shares of stock.

Under these guidelines, the President and Chief Executive Officer is required to hold securities equal in value to at least three times his annual base salary and all other executive officers are required to hold securities equal in value to at least one times their annual base salaries. The committee monitors progress annually and executive officers have four years from the later of (i) October 2005, or (ii) their promotion to executive officer, to achieve the level of ownership described above. The annual measurement date under the guidelines is July 31st of each year. As of July 31, 2008, all named executive officers exceeded the level of ownership required under the guidelines.

Employment Agreements.  In October 2005, the compensation committee reviewed and approved employment agreements for our named executive officers. The Company believes that employment agreements, including severance and change of control benefits, play an important role in attracting and retaining key executive officers. The Company also believes that in the event, or threat, of a change of control transaction, these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. In addition, our employment agreements contain non-compete, non-solicitation, non-disparagement and non-disclosure provisions which protect the Company in the event that the executive terminates their employment. These employment agreements represent competitive severance and change of control benefits based on analysis conducted by our previous compensation consultant and reviewed by the committee. In 2007, Mercer reviewed the core provisions of our employment agreements and confirmed they remain competitive. The committee reviews these agreements each year to assess whether the total value to an executive provided by the agreement remains at the level needed to attract and retain executives without being considered excessive in the opinion of the committee. The specific material provisions of these contracts are discussed in the “Employment Agreements, Severance and Change of Control Benefits” section of this proxy.

Benefits and Perquisites.  We provide competitive benefits to attract and retain high performing associates at all levels. This includes a health and welfare benefits package and a 401(k) plan available to associates at all levels. We offer a modest perquisites package to executives representing the benefits we have identified as most critical in attracting and retaining executives to our Company.

Nonqualified Deferred Compensation.  The Company administers an Executive Deferred Compensation Plan, or EDCP, that provides each of the executive officers with the opportunity to defer up to 80 percent of base salary and/or up to 98 percent of annual short-term incentive compensation. The Company provides a match of up to 6 percent of the participant’s annual bonus deferred into the EDCP. Investment income on contributions and Company match is accrued for participants to reflect performance of investment funds identified by each participant during their annual election period. The investment funds and their performance used to calculate earnings in the EDCP generally mirror those used in the 401(k) Plan.

Each of the named executive officers serving in their role at the time of election chose to defer a portion of their bonus into the EDCP in 2008. Due to the fact that the Company did not pay bonus under the STIP in 2008, no executives deferred 2008 bonus into the EDCP. Mr. Maxsimic deferred a portion of his base salary into the EDCP during 2008. His base salary deferral is included in the Executive Contributions column of the Nonqualified Deferred Compensation Table.

Prior to our initial public offering, we offered the Wright Express Corporation Supplemental Investment & Savings Plan, or SERP, which allowed participants to defer compensation. The SERP was frozen to new contributions on December 31, 2004. Mr. Dubyak and Ms. Smith have balances in this plan, which continue to earn investment returns based on the funds they selected. These investment returns are market competitive for the type of funds offered; there is no preferential interest earned in either the EDCP or SERP accounts. SERP balances as of December 31, 2008 for Mr. Dubyak and Ms. Smith are shown below. None of the other executive officers participated in the SERP when it was an active plan.

		Balance on
	2008	December 31,
Named Executive Officer	Losses	2008

Michael E. Dubyak	$(41,976)	$271,253
Melissa D. Smith	$(22,947)	$40,167

Financial Planning.  The Company provided personal financial advisory services to executive officers. This service includes tax preparation and estate planning services. We value this benefit based on the actual charge for the services which included travel and expense reimbursement for the financial advisor.

Company-sponsored Automobile.  A Company-leased automobile was made available to all executive officers for personal and business use. For total compensation purposes in this proxy, the value of a Company automobile for executive officers was based on the cost of the annual lease and maintenance costs which are paid on behalf of the executive by the Company.

Memberships.  The Company maintains a limited number of country club memberships for business use. In the event the facilities were used for personal reasons, the executive officers reimbursed Wright Express for the expenses incurred but not for any portion of the membership expense.

The aggregate value of all perquisites received by each of the executive officers exceeded $10,000 in 2008 and is detailed in the footnotes to the Summary Compensation Table.

In 2008, the cost of the financial planning and automobile benefits was imputed as income and grossed up for all taxes. In 2009, the Company will begin phasing out the tax gross up on these benefits.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee is comprised entirely of independent directors as determined by the Board of Directors in accordance with its independence guidelines and the listing standards of the New York Stock Exchange.

The compensation committee is responsible for review and oversight of executive compensation. This includes approval of corporate goals and objectives used in the compensation programs for executives as well as setting executive compensation and approving annual incentive plan payouts and long-term incentive stock grants. In connection with that responsibility, the compensation committee reports to the Board on the Company’s activities at each meeting of the Board. The compensation committee charter, which describes in detail the purpose, structure, membership, authority, responsibilities, procedures and administration of the compensation committee is available on the Company’s website.

The compensation committee reviewed and discussed the Compensation Discussion and Analysis with members of senior management and, based on this review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and proxy statement on Schedule 14A.

THE COMPENSATION COMMITTEE

Kirk P. Pond, Chair
Shikhar Ghosh
Regina O. Sommer

SUMMARY COMPENSATION TABLE

The Compensation Committee believes that the compensation provided to the named executive officers in 2008 is in alignment with the Company’s financial performance for 2008 and the individual performance of each of the named executive officers. The Compensation Committee also believes that the total compensation paid to the executive officers collectively in 2008 was an appropriate reward for their efforts in driving stockholder value during the period. Total compensation for the named executive officers is shown in the Summary Compensation Table below.

				Non-Equity
			Stock	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)

Michael E. Dubyak	2008	492,082	1,437,226	—	55,980	1,985,288
Chairman, President and Chief Executive	2007	441,923	1,357,262	389,628	76,747	2,265,560
Officer	2006	425,000	1,070,587	488,325	82,013	2,065,925
Melissa D. Smith	2008	320,000	397,393	—	46,184	763,577
Chief Financial Officer,	2007	283,077	374,537	149,736	58,331	865,681
Executive Vice President,	2006	260,000	291,211	179,244	54,394	784,849
Finance and Client Operations
David D. Maxsimic	2008	300,000	403,785	—	46,223	750,008
Executive Vice President,	2007	264,615	378,062	128,311	56,913	827,901
Sales and Marketing	2006	250,000	287,752	158,000	52,105	747,857
Hilary A. Rapkin	2008	226,923	235,929	—	46,263	509,115
Senior Vice President,	2007	206,154	210,528	81,795	48,565	547,042
General Counsel and Corporate Secretary	2006	185,000	157,904	95,664	48,371	486,939
Robert C. Cornett	2008	199,369	237,304	—	44,073	480,746
Senior Vice President,	2007	191,769	213,030	76,088	46,157	527,044
Human Resources	2006	185,000	160,278	95,664	46,597	487,539

(1)	Includes amounts that may be contributed by each Named Executive Officer on a pretax basis to the Company’s 401(k) plan and Executive Deferred Compensation Plan.

(2)	The amounts shown in this column represent the total fair value of stock awards recognized by the Company as an expense in 2008 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R). For 2008, assumptions used in the calculation of these amounts are included in Note 20 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009. For 2007, assumptions used in the calculation of these amounts are included in Note 21 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008. For 2006, assumptions used in the calculation of these amounts are included in Note 20 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007. The awards for which expense is shown in this table include RSUs granted on March 31, 2008, PSUs and RSUs granted on March 30, 2007, and March 31, 2006, and RSUs that were granted on October 28, 2005, and on February 22, 2005. Our compensation committee has decided to use the closing price of our common stock as reported by the New York Stock Exchange on the day before the award is granted as the fair market value of the common stock.

(3)	The amounts shown reflect the cash incentive awarded on (i) March 7, 2008, for 2007 Short-Term Incentive Program results and (ii) March 8, 2007 for 2006 Short-Term Incentive Program results and include amounts contributed by each Named Executive Officer on a pretax basis to the Company’s Executive

Deferred Compensation Plan during 2008. There were no cash incentives awarded for the 2008 Short Term Incentive Program.

(4)	The following table describes the elements that are represented in the “All Other Compensation” column for 2008:

				401(k)
	Company	Financial	Tax	Employer
	Vehicle	Planning	Payments	Match	Other	Total
Name	($)(a)	($)(b)	($)(c)	($)	($)(d)	($)

Michael E. Dubyak	13,750	11,166	17,639	12,886	539	55,980
Melissa D. Smith	10,750	10,973	9,966	13,292	1,203	46,184
David D. Maxsimic	11,750	10,567	10,239	13,154	513	46,223
Hilary A. Rapkin	11,750	10,833	10,361	13,319	—	46,263
Robert C. Cornett	11,250	10,965	10,192	11,666	—	44,073

(a)	Reflects the total cost of the annual lease and maintenance costs that were paid on behalf of the executive by the Company.

(b)	Reflects value of the financial advisory services plus the travel and expense reimbursement for the financial advisor.

(c)	Reflects the gross-up amounts for the payment of taxes with respect to financial planning and Company vehicle.

(d)	Reflects the cost for Mr. Dubyak’s and Ms. Smith’s guests’ travel to the Company’s annual recognition event for employees and the cost of a corporate gift for Mr. Maxsimic.

GRANTS OF PLAN BASED AWARDS

The following table represents all plan-based awards granted to the named executive officers in 2008.

										All Other
										Stock
										Awards:	Grant Date
			Estimated Possible Payouts Under							Number of	Fair Value
			Non-Equity Incentive Plan				Estimated Possible Payouts Under			Shares of	of Stock
			Awards(2)				Equity Incentive Plan Awards(3)			Stock	and Option
	Type of	Grant	Threshold	Target	Maximum		Threshold	Target	Maximum	of Units	Awards
Name	Award(1)	Date	($)	($)	($)		(#)	(#)	(#)	(#)(4)	($)

Michael E. Dubyak	STIP		246,041	492,082	984,164		—	—	—	—	—
	PSU	3/31/08	—	—	—		19,169	38,338	76,676	—	1,199,979
Melissa D. Smith	STIP		96,000	192,000	384,000		—	—	—	—	—
	PSU	3/31/08	—	—	—		5,910	11,821	23,642	—	369,997
David D. Maxsimic	STIP		82,500	165,000	530,000	(5)	—	—	—	—	—
	PSU	3/31/08	—	—	—		5,910	11,821	23,642	—	369,997
Hilary A. Rapkin	STIP		51,058	102,115	204,230		—	—	—	—	—
	RSU	3/31/08	—	—	—		—	—	—	2,013	63,007
	PSU	3/31/08	—	—	—		2,348	4,696	9,392	—	146,985
	PSU	11/13/08	—	—	—		869	1,738	3,476	—	24,992
Robert C. Cornett	STIP		44,858	89,716	179,432		—	—	—	—	—
	RSU	3/31/08	—	—	—		—	—	—	1,821	56,997
	PSU	3/31/08	—	—	—		2,124	4,249	8,498	—	132,994

(1)	Type of Award: STIP = Short Term Incentive Program (cash); PSU = Performance-Based Restricted Stock Unit; RSU = Restricted Stock Unit. All awards are granted under our 2005 E&I Plan.

(2)	STIP is conditional upon meeting ANI goals which were not met in 2008, resulting in zero payment.

(3)	Performance-based restricted stock units or PSUs granted on March 31, 2008 vest over four years at a rate of 25 percent per year beginning on the first anniversary of the grant date. The number of PSUs, represented in the Equity Incentive Plan Awards columns for each named executive officer is determined by dividing the total award amount granted by the compensation committee by the fair market value of our common stock to arrive at the number of units awarded. Our compensation committee has decided to use the closing price of our common stock as reported by the New York Stock Exchange on the day before the award is granted as the fair market value of the common stock. PSUs granted under the LTIP program on March 31, 2008 are conditional upon meeting ANI goals which were not met in 2008, resulting in the awards not converting to RSUs. The PSUs granted to Ms. Rapkin on November 13, 2008 vest in one year subject to performance conditions that will be measured on August 31, 2009.

(4)	Units in All Other Stock Awards column that were granted on March 31, 2008, vest over four years at a rate of 25 percent per year, beginning on the first anniversary of the grant date. The number of restricted stock units, or RSUs, represented in the All Other Stock Awards column received by the named executive officer is determined by dividing the total award amount granted by the compensation committee by the fair market value of our common stock to arrive at the number of units awarded. Our compensation committee has decided to use the closing price of our common stock as reported by the New York Stock Exchange on the day before the award is granted as the fair market value of the common stock.

(5)	Includes Mr. Maxsimic’s additional sales incentive award of up to $200,000 at maximum performance achievement.

OPTION EXERCISES AND STOCK VESTED

The following table represents stock options exercised and stock vested in 2008 by each of the named executive officers. All stock options were awarded when Wright Express was a subsidiary of Cendant Corporation and were converted to Wright Express options at the time of our initial public offering.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on Vesting
Name	Exercise (#)	Exercise ($)	Vesting (#)	($)

Michael E. Dubyak (1)	5,606	90,705	64,907	1,666,309
Melissa D. Smith	—	—	17,545	437,290
David D. Maxsimic	—	—	17,820	449,373
Hilary A. Rapkin	—	—	9,802	247,022
Robert C. Cornett	—	—	9,941	251,117

(1)	Mr. Dubyak deferred receipt of 21,357 shares of common stock which vested on October 28, 2008. Receipt of the vested shares was deferred until January 16, 2009. The Stock Awards columns in the table include the deferred shares and the value realized on vesting of $358,157.

OUTSTANDING EQUITY AWARDS

The following table represents stock options and unvested stock units held by each of the named executive officers as of December 31, 2008. The stock options and stock units granted prior to February 2005 were granted when Wright Express was a subsidiary of Cendant Corporation and were converted to Wright Express Corporation options and stock units at the time of the initial public offering.

	Option Awards			Stock Awards
							Equity
						Equity	Incentive
						Incentive Plan	Plan Awards:
						Awards:	Market or
					Market	Number of	Payout Value
	Number of			Number of	Value of	Unearned	of Unearned
	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Option		Stock That	Stock That	Rights	Rights That
	Options	Exercise	Option	Have Not	Have Not	That Have	Have Not
	Exercisable	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	(#)	($)	Date	(#)(1)	($)(2)	(#)(3)	($)(2)

Michael E. Dubyak	23,634	14.37	1/22/12	92,787	1,169,116	—	—
	—	—	—	—	—	59,494	749,624
Melissa D. Smith	—	—	—	25,732	324,223	—	—
	—	—	—	—	—	19,578	246,683
David D. Maxsimic	14,633	14.37	1/22/12	26,531	334,291	—	—
	—	—	—	—	—	20,988	264,449
Hilary A. Rapkin	—	—	—	16,746	211,000	—	—
	—	—	—	—	—	10,665	134,379
Robert C. Cornett	11,513	14.09	4/17/12	16,693	210,332	—	—
	—	—	—	—	—	8,480	106,848

Grant Date	Stock Award Vesting Schedule

February 22, 2005	Vests at a rate of 25 percent per year beginning on the first anniversary of the grant date
October 28, 2005	50 percent vests in two years, 25 percent vests in year three and 25 percent vests in year four
March 31, 2006	Vests at a rate of 25 percent per year beginning on the first anniversary of the grant date
March 30, 2007	Vests at a rate of 25 percent per year beginning on the first anniversary of the grant date
September 7, 2007	Vests 100 percent on March 30, 2011
March 31, 2008	Vests at a rate of 25 percent per year beginning on the first anniversary of the grant date
November 13, 2008	Vests 100 percent on November 13, 2009

(1)	The following table shows the RSUs, by grant date, which had not vested as of December 31, 2008:

	February 22,	October 28,	March 31,	March 30,	March 31,
Name	2005 (#)	2005 (#)	2006 (#)	2007 (#)	2008 (#)

Michael E. Dubyak	25,695	21,887	13,558	31,647	—
Melissa D. Smith	5,347	7,023	4,338	9,024	—
David D. Maxsimic	5,764	6,730	3,886	10,151	—
Hilary A. Rapkin	2,917	3,746	2,712	5,358	2,013
Robert C. Cornett	3,056	3,746	2,712	5,358	1,821

(2)	Reflects the value as calculated based on the closing price of the Company’s common stock ($12.60) on December 31, 2008.

(3)	These amounts represent the number of PSUs granted assuming target performance conditions are met. The PSUs granted on September 7, 2007, may convert to RSUs based on the achievement of predetermined performance goals for the Company’s annual revenue and adjusted net income for 2010. The PSUs granted on March 31, 2008, were subject to the achievement of a certain adjusted net income level for 2008. No PSUs were converted to RSUs based upon the Company’s 2008 financial results. The PSUs granted on November 13, 2008, may convert to RSUs based on the achievement of predetermined performance goals for certain international operations of the Company during 2009. The following table shows the PSUs, by grant date, where achievement of the performance conditions have not yet been determined as of December 31, 2008:

	September 7,	March 31,	November 13,
Name	2007 (#)	2008 (#)	2008 (#)

Michael E. Dubyak	21,156	38,338	—
Melissa D. Smith	7,757	11,821	—
David D. Maxsimic	9,167	11,821	—
Hilary A. Rapkin	4,231	4,696	1,738
Robert C. Cornett	4,231	4,249	—

NONQUALIFIED DEFERRED COMPENSATION

The following table represents the amounts deferred by each of the named executive officers in the Wright Express Corporation EDCP which is described in the Nonqualified Deferred Compensation section of the Compensation Discussion and Analysis.

	Executive	Registrant	Aggregate		Aggregate
	Contributions in	Contributions in	Losses in		Balance at
Name	Last FY ($)(1)	Last FY ($)(2)	Last FY ($)(3)		Last FYE ($)(4)

Michael E. Dubyak	38,963	23,378	(334,127	)(5)	694,147	(5)
Melissa D. Smith	8,984	8,984	(39,603	)(5)	84,803	(5)
David D. Maxsimic	49,662	7,699	(52,845)		115,006
Hilary A. Rapkin	4,908	4,908	(11,184)		25,239
Robert C. Cornett	4,565	4,565	(9,015)		24,463

(1)	Reflects deferrals under the Company’s EDCP of incentive compensation earned for 2007 and paid to the Named Executive Officers in 2008. In the case of Mr. Maxsimic, this amount reflects his 2007 incentive compensation deferral of $25,662 and his 2008 base salary deferral of $24,000. The 2007 incentive bonus amounts are not reported as 2008 compensation in the Summary Compensation Table.

(2)	Participants in the Wright Express Corporation EDCP are matched on annual incentive compensation payments only. Wright Express matches the executive’s incentive compensation deferral up to a maximum of 6% of their total incentive compensation award. In 2007, all Named Executive Officers deferred at least 6% of their incentive compensation award and therefore received a match of 6% of their incentive compensation award. These amounts were previously reported in the All Other Compensation column of the Summary Compensation Table in last year’s Proxy Statement.

(3)	The Company does not pay above-market interest rates on non-qualified deferred compensation.

(4)	Portions of the amounts shown in this column have been previously reported in the Salary, Non-Equity Incentive Plan Compensation and All Other Compensation columns of the Summary Compensation Table in previous years, as follows:

		Non-Equity
		Incentive Plan	All Other
Name	Salary	Compensation	Compensation	Total

Michael E. Dubyak	—	318,129	56,878	375,007
Melissa D. Smith	—	18,284	18,284	36,568
David D. Maxsimic	37,363	17,865	17,865	73,093
Hilary A. Rapkin	—	9,668	9,668	19,336
Robert C. Cornett	—	9,908	9,908	19,816

(5)	Includes the earnings and balance on December 31, 2008, of the SERP that is explained in the Nonqualified Deferred Compensation section of the Compensation Discussion and Analysis.

During the year ended December 31, 2008, participants were given the opportunity to select among various funds in the SERP and EDCP. The table below shows the funds available to participants and their annual rate of return for the year ended December 31, 2008:

Rate of Return

SERP

Principal Global Investors Money Market	2.16%
Principal Global Investors Bond & Mortgage Securities	(17.41)%
Principal Global Investors Government & High Quality Bond	(2.05)%
Principal Global Investors Balanced	(31.21)%
Principal Global Investors LargeCap Growth	(43.40)%
Principal Global Investors LargeCap Value	(35.44)%
Principal Global Investors MidCap Blend	(34.20)%
Principal Global Investors Diversified International	(46.44)%
EDCP

American Funds Growth Fund of America (R-3)	(39.24)%
BlackRock Large Cap Value Fund (A)	(35.70)%
Columbia Mid Cap Value Fund (A)	(41.78)%
Davis New York Venture Fund Incorporated (A)	(40.03)%
DWS RREEF Real Estate Securities Fund (A)	(39.34)%
Harbor Small Cap Value Fund (Investor Class)	(33.16)%
Jennison Small Company Fund (A)	(38.10)%
MainStay High Yield Corporate Bond Fund (A)	(23.97)%
ML 2008 CMA Money Yield	2.74%
ML Retirement Reserves	2.77%
Oppenheimer International Growth Fund (A)	(41.51)%
Oppenheimer Quest Balanced Fund (A)	(31.64)%
PIMCO Total Return Fund (A)	4.38%
AllianceBernstein International Growth Fund (A)	(49.39)%
Wright Express Corporation Common Stock Fund	(64.50)%

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE OF CONTROL BENEFITS

In October 2005, the compensation committee reviewed employment agreements and approved the agreements which are outlined below. The Company believes that employment agreements including severance and change of control benefits play an important role in attracting and retaining key executive officers. The Company also believes that in the event, or threat, of a change of control transaction, these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. These employment agreements represent competitive severance and change of control benefits based on analysis conducted by our previous compensation consultant and reviewed by the committee. In 2007, Mercer reviewed the core provisions of our employment agreements to assess whether they are competitive relative to existing practices. The committee reviews these agreements annually to assess whether the total value to an executive provided by the agreement remains at the level needed to attract and retain executives without being considered excessive in the opinion of the committee. In 2008, the agreements were revised to comply with requirements under Section 409A of the Internal Revenue Code. The agreements contain the following provisions:

	Mr. Dubyak	Ms. Smith	Mr. Maxsimic	Ms. Rapkin	Mr. Cornett
Basic Severance Benefit

Severance Payment	2x (base salary plus target bonus)	1x (base salary plus target bonus)		1x base salary

Accelerated Vesting of Equity	2 years	1 year	None

Health Benefit Continuation	1 year	1 year	None

Change of Control(1) (COC) Severance Benefit (Double Trigger: requires COC and loss of comparable position)

Severance Payment	3x (base salary plus target bonus)	2x (base salary plus target bonus)

Accelerated Vesting of Equity	100 percent

Health Benefit Continuation	3 years	2 years

Other Agreement Provisions

280G Gross Up(2)	Yes	No

Non-Compete(3)

Non-Solicitation(4)	2 years for without cause COC termination; 1 year otherwise

Non-Disparagement(5)

Non-Disclosure(6)	Indefinitely

(1)	“Change in control” means, in summary: (i) an acquisition of 50 percent or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(2)	In the event any payment or distribution to Mr. Dubyak under his employment agreement is determined to be subject to additional taxes under Section 280G of the Internal Revenue Code, he is entitled to receive a payment on an after-tax basis equal to the excise taxes imposed, and any penalties and interest. The decision to provide Mr. Dubyak with a 280G gross up was made at the time his agreement was executed after reviewing the standard provisions of agreements for executives at his level.

(3)	Each of the employment agreements signed by the executive officers contains a provision which restricts the executive from performing any acts which advance the interests of any existing or prospective competitors of Wright Express during the period specified in the agreement.

(4)	Each of the employment agreements signed by the executive officers contains a provision which restricts the executive from soliciting customers or employees to terminate their relationship with the Company.

(5)	Each of the employment agreements signed by the executive officers contains a provision which restricts them from making any statements or performing any acts intended or reasonably calculated to advance the interest of any existing or prospective competitor or in any way to injure the interests of or disparage the Company.

(6)	Each of the employment agreements signed by the executive officers contains a provision which restricts the executive from disclosing confidential information as defined in the agreement.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The following chart shows the payments to each Named Executive Officer which would be made as a result of possible termination scenarios assuming each had occurred on December 31, 2008.

	Voluntary
	Termination or	Involuntary
	Involuntary	Termination	Change in
	Termination For	Without	Control With
	Cause	Cause	Termination	Disability	Death
Named Executive Officer	($)	($)	($)	($)(1)	($)

Michael E. Dubyak
Acceleration of Equity Awards(2)	—	1,036,199	1,169,116	599,533	1,169,116
Salary and Benefits Continuation	—	1,042,695	1,583,086	—	—
Short Term Incentive Program	—	1,030,000	1,545,000	515,000	515,000
Non-Qualified Plan(3)	694,148	694,148	694,148	694,148	694,148
280G Gross-up	—	—	955,223	—	—

Total	694,148	3,803,042	5,946,573	1,808,681	2,378,264

Melissa D. Smith
Acceleration of Equity Awards(2)	—	221,105	324,223	155,862	324,223
Salary and Benefits Continuation	—	325,422	650,845	—	—
Short Term Incentive Program	—	192,000	384,000	192,000	192,000
Non-Qualified Plan(3)	84,803	84,803	84,803	84,803	84,803

Total	84,803	823,330	1,443,871	432,665	601,026

David D. Maxsimic
Acceleration of Equity Awards(2)	—	—	334,291	157,437	334,291
Salary and Benefits Continuation	—	300,000	625,645	—	—
Short Term Incentive Program	—	165,000	330,000	165,000	165,000
Non-Qualified Plan(3)	115,006	115,006	115,006	115,006	115,006

Total	115,006	580,006	1,404,942	437,443	614,297

Hilary A. Rapkin
Acceleration of Equity Awards(2)	—	—	211,000	83,954	211,000
Salary and Benefits Continuation	—	230,000	483,090	—	—
Short Term Incentive Program	—	—	207,000	103,500	103,500
Non-Qualified Plan(3)	25,239	25,239	25,239	25,239	25,239

Total	25,239	255,239	926,329	212,693	339,739

	Voluntary
	Termination or	Involuntary
	Involuntary	Termination	Change in
	Termination For	Without	Control With
	Cause	Cause	Termination	Disability	Death
Named Executive Officer	($)	($)	($)	($)(1)	($)

Robert C. Cornett
Acceleration of Equity Awards(2)	—	—	210,332	85,705	210,332
Salary and Benefits Continuation	—	200,527	417,431	—	—
Short Term Incentive Program	—	—	180,474	90,237	45,119
Non-Qualified Plan(3)	24,463	24,463	24,463	24,463	24,463

Total	24,463	224,990	832,700	200,405	279,914

(1)	In the event of a named executive officer’s termination of employment due to disability, their acceleration of equity awards is in accordance with their grant agreements for the February 22, 2005 and October 28, 2005 RSU awards.

(2)	For purposes of these calculations, the stock price used to calculate potential payments was the closing price on December 31, 2009 being $12.60.

(3)	As used in this table, Non-Qualified Plan Payout includes the participants’ balances in their EDCP and SERP accounts.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information about shares of common stock that may be issued under the Company’s equity compensation plans as of December 31, 2008. The Company’s only equity compensation plan has been approved by our stockholders.

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options	Outstanding Options	(Excluding Securities
	and Restricted	(Excludes Restricted	Reflected in First
	Stock Units	Stock Units)	Column)
Plan Category	(#)	($)	(#)

Equity compensation plans approved by Company security holders	615,310	13.42	1,618,274

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of the reports and written representations submitted to us, we believe that during 2008 all filings with the SEC by our officers, directors and 10 percent stockholders timely complied with requirements for reporting ownership and changes in ownership of our common stock under Section 16(a) of the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Wright Express is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5 percent stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. The Audit Committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The Audit Committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with the Company’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10 percent equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $750,000 or 1 percent of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2 percent of the Company’s annual consolidated gross revenues; and

•	a transaction that is specifically contemplated by provisions of the Company’s charter or bylaws.

There were no relationships or related transactions in 2008 which required review under the policy.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

INFORMATION ABOUT VOTING PROCEDURES

How is my vote counted?

You may vote “for” each director nominee or withhold your vote from one or more of the nominees.

You may vote “for” or “against” or “abstain” from voting on the proposal regarding ratification of the independent registered public accounting firm. If you abstain from voting on this proposal, it will have the same effect as a vote “against” the proposal.

If you provide your voting instructions on your proxy, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the meeting that is not on the proxy.

If you do not indicate a specific choice on the proxy you sign and submit, your shares will be voted:

•	for the three named nominees for directors, and

•	for the ratification of Deloitte & Touche, LLP as the auditors.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting, or

•	voting at the meeting.

What happens if a director nominee is unable to stand for election?

The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, the persons named in the proxy can vote your shares for a substitute nominee. The person you authorize to vote on your behalf cannot vote for more than two nominees.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the record date and entitled to vote.

Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

How many votes are needed to approve the election of the directors?

Directors will be elected by a plurality of the votes cast at the meeting. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on the election of directors.

How many votes are needed to approve the proposal to ratify the selection of the independent registered public accounting firm?

The selection of the independent registered public accounting firm will be ratified if a majority of the shares present at the meeting in person or by proxy and entitled to vote at the meeting vote for approval. An abstention will have the effect of a vote against the proposal. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved.

What is a “broker non-vote”?

A broker non-vote occurs when a brokerage firm holding shares in street name for a beneficial owner does not vote on a proposal which can happen when the broker has not received instructions from the beneficial owner and does not have discretionary voting power with respect to the proposal. It is expected that brokers will have the discretion to vote shares held by them with respect to the two proposals at our annual meeting.

What is the effect of not providing voting instructions if my shares are held in street name?

Brokerage firms have authority to vote clients’ unvoted shares on some “routine” matters. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non-routine matters, which results in a broker non-vote.

The Company’s proposals concerning the election of directors and the ratification of the independent registered public accounting firm are considered routine matters.

What is the effect of not submitting my proxy if my shares are held in a retirement plan?

The trustee for the Wright Express Corporation Employee Savings Plan, which is often referred to as the 401(k) plan, will vote the shares of participants who do not give specific instructions in the same proportion as those shares voted by plan participants who return proxies.

What does it mean if I receive more than one proxy card?

It means that you hold your shares in multiple accounts. Please be sure to complete and submit all proxies that you received to ensure that all your shares are voted.

Where do I find voting results of the meeting?

We will announce preliminary voting results at the annual meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2009. You may access a copy electronically on our website or through the SEC’s “EDGAR” website at www.sec.gov. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

Who pays the cost for proxy solicitation?

The Company pays for distributing and soliciting proxies. As a part of this process, the Company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders. The Company is not using an outside proxy solicitation firm, but employees of the Company or its subsidiaries may solicit proxies through mail, telephone, the Internet or other means. Employees do not receive additional compensation for soliciting proxies.

How do I submit a stockholder proposal, including suggesting a candidate for nomination as a director to the Corporate Governance Committee, for next year’s annual meeting?

Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2010 annual meeting of stockholders must comply with the requirements of Rule 14a-8 under the Exchange Act and must be submitted to the Corporate Secretary, 97 Darling Avenue, South Portland, ME 04106, no later than December 10, 2009. However, in the event that the annual meeting is called for a date that is not within thirty days before or after May 15, 2010, notice by the stockholder must be received a reasonable time before we begin to print and mail our proxy materials for the 2010 annual meeting of stockholders.

If a stockholder wishes to present a proposal before the 2010 annual meeting but does not wish to have a proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8, the stockholder must give written notice to our Corporate Secretary at the address noted above. To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received not earlier than January 15, 2010, nor later than February 14, 2010. However, in the event that the annual meeting is called for a date that is not within twenty-five days before or after May 15, 2010, notice by the stockholder must be received no earlier than 120 days prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the date of the annual meeting is first mailed or publicly disclosed. The Company’s By-Laws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The By-Laws are available on our website at www.wrightexpress.com, under the Corporate Governance tab.

For next year’s annual meeting of stockholders, the persons appointed by proxy to vote stockholders’ shares will vote those shares according to their best judgment on any stockholder proposal the Company receives after February 14, 2010.

What is “householding”?

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their affirmative or implied consent and certain other conditions are met.

Some households with multiple stockholders already may have provided the Company with their affirmative consent or given a general consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our proxy statement and annual report, or deliver multiple copies in the future, at the request of any stockholder who is in a household that participates in the householding of the Company’s proxy materials. You may call our Investor Relations department at (866) 230-1633 or send your request to:

Wright Express Corporation
Attention: Investor Relations — Annual Meeting
97 Darling Avenue
South Portland, ME 04106
Email: investors@wrightexpress.com

If you currently receive multiple copies of the Company’s proxy materials and would like to participate in householding, please contact the Investor Relations department at the above address.

What is meant by “incorporation by reference”?

“Incorporation by reference” means that we refer to information that previously has been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC rules, the sections entitled “Audit Committee Report” and the “Compensation Committee Report,” of this proxy statement and the information regarding the Audit Committee Charter and the independence of the Audit Committee members specifically are not incorporated by reference into any other filings with the SEC.

You receive this proxy statement as part of the proxy materials for the annual meeting of stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our Company’s common stock.

How do I obtain directions to the annual meeting, notify you that I will attend the annual meeting or request future copies of your proxy materials?

Seating is limited and, therefore, we request that you please notify us if you intend to attend the annual meeting in person. In order to do so, you may either:

•	write or email the Investor Relations office at this address:

Wright Express Corporation
Attention: Investor Relations — Annual Meeting
97 Darling Avenue
South Portland, ME 04106
Email: investors@wrightexpress.com

- or -

•	call the Investor Relations department at (866) 230-1633.

If you need directions on how to get to our Long Creek Campus offices in order to attend our annual meeting, please refer to our website at http://www.wrightexpress.com/About/directions.html or contact our Investor Relations office.

If you require copies of these or any future proxy materials, please refer to Investor Relations page of our website at www.wrightexpress.com or contact our Investor Relations office.

How do I request a copy of your annual report on Form 10-K?

We will provide you with a copy, without charge, of our Form 10-K, including the financial statements, for our most recently ended fiscal year, upon request to our Investor Relations Department.

By Order of the Board of Directors,

Hilary A. Rapkin
SENIOR VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY

April 9, 2009
SOUTH PORTLAND, MAINE

0WRIGHT EXPRESS CORPORATION2009 ANNUAL MEETING OF STOCKHOLDERS — May 15, 2009THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby appoints Michael E. Dubyak and Melissa D. Smith as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Wright Express Corporation held of record by the undersigned on April 3, 2009, at the Annual Meeting of Stockholders to be held at the Wright Express Corporation Long Creek Campus offices, at 225 Gorham Road, South Portland, Maine, 04106, on Friday May 15, 2009, at 8:00 a.m., Eastern Time, or any adjournment or postponement thereof.If you do not indicate a specific choice on the proxy you sign and submit, your shares will be voted: for the three named nominees for directors and for the ratification of Deloitte& Touche LLP as the auditors. If you sign and submit a proxy, Michael E. Dubyak and Melissa D. Smith are authorized to vote your shares according to their best judgment on any other matters that are properly presented at the meeting, or at any adjournment or postponement of the meeting. (Continued and to be signed on the reverse side.)14475

ANNUAL MEETING OF STOCKHOLDERS OFWRIGHT EXPRESS CORPORATIONMay 15, 2009NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting and proxy statement are available at ir.wrightexpress.comPlease sign, date and mail your proxy card in the envelope provided as soon as possible.Please detach along perforated line and mail in the envelope provided.20303000000000000000 2051509PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE xThe Board of Directors recommends a vote FOR Proposal 1.The Board of Directors recommends a vote FOR Proposal 2.1.Election of Directors: To elect two directors for three-year terms.FOR AGAINST ABSTAINNOMINEES:2. Proposal to ratify the selection of Deloitte & Touche LLP as FOR ALL NOMINEESO George L. McTavish the Company’s independent registered public accounting firm O Jack VanWoerkom for the year ending December 31, 2009.WITHHOLD AUTHORITY O Regina O. SommerFOR ALL NOMINEESWhether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote yourFOR ALL EXCEPTshares by signing and dating the enclosed proxy card and returning it by mail in the(See instructions below)enclosed envelope. If you decide to attend the annual meeting and vote in person, you may then revoke your proxy. If you hold your stock in “street name,” you should follow the instructions provided by your bank, broker or other nominee.INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.Signature of StockholderDate:Signature of StockholderDate:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.